UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  __________

                                   FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of
earliest event reported):                            Commission File Number
February 14, 1994                                                    1-8233


                               USF&G CORPORATION
              (Exact Name of Registrant as Specified in Charter)

Maryland                                                         52-1220567
(State or Other Jurisdiction               (IRS Employer Identification No.)
 of Incorporation)


                100 Light Street, Baltimore, Maryland  21202
                  (Address of Principal Executive Offices)


                                (410) 547-3000
             (Registrant's telephone number, including area code)




                               USF&G CORPORATION
                                    FORM 8-K
                            ______________________


Item 5. Other Events.
        The attached audited financial statements for the year ended December 31, 1993, and a related Management's Discussion and Analysis, and other related financial information is incorporated herein by reference.





                                USF&G CORPORATION

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form
8-K to be signed on its behalf by the undersigned hereonto duly authorized.



                                   USF&G Corporation

                                   By:     DAN L. HALE
                                           Dan L. Hale

                                           Executive Vice President, Chief
                                           Financial Officer and Principal
                                           Accounting Officer

February 14, 1994

                        INFORMATION FILED UNDER ITEM 5


  I.  Financial Statements

 II.  Notes to Consolidated Financial Statements

III.  Management's Discussion and Analysis of Financial
      Condition and Results of Operations

 IV.  Supplemental Insurance Information

  V.  Index to Exhibits to Registration Statement

  I.  FINANCIAL STATEMENTS


USF&G Corporation
Consolidated Statement of Operations

                                                                   For the Years Ended December 31
(dollars in millions except per share data)                         1993         1992         1991
REVENUES
  Premiums earned                                           $      2,456  $     2,637  $     3,187
  Net investment income                                              749          817          877
  Other                                                               38           58           70
    Revenues before realized gains                                 3,243        3,512        4,134
  Realized gains on investments                                        6          148           38
    Total revenues                                                 3,249        3,660        4,172
EXPENSES
  Losses, loss expenses, and policy benefits                       2,153        2,465        2,982
  Underwriting, acquisition, and operating expenses                  956        1,069        1,225
  Interest expense                                                    41           40           46
  Restructuring charges                                               --           51           60
    Total expenses                                                 3,150        3,625        4,313
  Pretax income (loss) from continuing operations before
    cumulative effect of adopting new accounting standards            99           35         (141)
  Provision for income taxes (benefit)                               (28)          --            3
  Income (loss) from continuing operations before
    cumulative effect of adopting new accounting standards           127           35         (144)
  Loss from discontinued operations                                   --           (7)         (32)
  Income (loss) from cumulative effect of adopting new
    accounting standards:
    Income taxes (Note 9)                                             90           --           --
    Postretirement benefits (Note 8)                                 (52)          --           --
    Net income (loss)                                       $        165  $        28  $      (176)
  Preferred stock dividend requirements                               48           48           37
    Net income (loss) available to common stock             $        117  $       (20) $      (213)


PRIMARY EARNINGS PER COMMON SHARE
  Income (loss) from continuing operations before
    cumulative effect of adopting new accounting standards  $        .93  $      (.16) $     (2.15)
  Loss from discontinued operations                                   --         (.08)        (.38)
  Income from cumulative effect of adopting new
    accounting standards                                             .45           --           --
    Net income (loss)                                       $       1.38  $      (.24) $     (2.53)
FULLY DILUTED EARNINGS PER COMMON SHARE
  Income (loss) from continuing operations before
    cumulative effect of adopting new accounting standards  $        .98  $      (.16) $     (2.15)
  Loss from discontinued operations                                   --         (.08)        (.38)
  Income from cumulative effect of adopting new
    accounting standards                                             .34           --           --
    Net income (loss)                                       $       1.32  $      (.24) $     (2.53)
  Weighted average common shares outstanding:
    Primary                                                   84,780,283   84,355,431   84,169,091
    Fully Diluted                                            112,692,855   84,355,431   84,169,091

See Notes to Consolidated Financial Statements.

USF&G
Consolidated Statement of Financial Position

                                                                   At December 31
(dollars in millions except share data)                       1993       1992      1991
ASSETS
  Investments:
    Fixed maturities:
      Held to maturity, at amortized cost (market, 1993,
        $4,796; 1992, $7,290; 1991, $3,880)                $ 4,661    $ 7,218   $ 3,749
      Available for sale, at market* (cost, 1993, $4,681;
        market, 1992, $2,029; 1991, $5,606)                  4,903      1,987     5,364
    Common stocks, at market  (cost, 1993, $98; 1992, $179;
      1991, $480)                                               87        142       487
    Preferred stocks, at market  (cost, 1993, $48;
      1992, $24; 1991, $34)                                     48         29        34
    Short-term investments                                     322        518     1,170
    Mortgage loans                                             302        186       283
    Real estate                                                685        818       784
    Other invested assets                                      369        448       225
    Other investments held for sale                             --         --        71
      Total investments                                     11,377     11,346    12,167
  Cash                                                          17         25        87
  Accounts, notes, and other receivables                       656        725       897
  Reinsurance receivables                                      573         --        --
  Servicing carrier receivables                                719         --        --
  Deferred policy acquisition costs                            435        466       534
  Other assets                                                 571        588       692
  Net assets (liabilities) of discontinued operations          (13)       (16)      109
    Total assets                                           $14,335    $13,134   $14,486
LIABILITIES
  Unpaid losses, loss expenses, and policy benefits        $10,302    $ 9,436   $ 9,477
  Unearned premiums                                            917        770       981
  Corporate debt                                               574        574       617
  Real estate and other debt                                    44         42        60
  Other liabilities                                            987      1,042     2,028
    Total liabilities                                       12,824     11,864    13,163
SHAREHOLDERS' EQUITY
  Preferred stock, par value $50.00 (12,000,000 shares
    authorized; shares issued, 1993, 9,099,910;
    1992 and 1991, 9,100,000)                                  455        455       455
  Common stock, par value $2.50 (240,000,000 shares
    authorized; shares issued, 1993, 85,009,482;
    1992, 84,512,758; 1991, 84,273,327)                        212        211       211
  Paid-in capital                                              963        957       955
  Net unrealized gains (losses) on investments                 192        (31)      (21)
  Net unrealized gains (losses) on foreign currency             (2)         2        10
  Minimum pension liability                                    (85)        --        --
  Retained earnings (deficit)                                 (224)      (324)     (287)
    Total shareholders' equity                               1,511      1,270     1,323
      Total liabilities and shareholders' equity           $14,335    $13,134   $14,486

* 1992 and 1991 amounts are at amortized cost (Note 1.2).
See Notes to Consolidated Financial Statements.

USF&G Corporation
Consolidated Statement of Cash Flows

                                                            For the Years Ended December 31
(dollars in millions)                                        1993         1992         1991
OPERATING ACTIVITIES
  Net income (loss)                                       $   165      $    28      $  (176)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Loss from discontinued operations                          --            7           32
    Cumulative effect of accounting changes                   (38)          --           --
    Realized gains on investments                              (6)        (148)         (38)

    Change in insurance liabilities                            36           37          237
    Change in deferred policy acquisition costs                31           68           36
    Change in receivables                                      60          149         (147)
    Change in other liabilities                               (56)         (74)          (2)
    Change in other assets                                   (129)         (17)          56
    Other items, net                                           24           49           (2)
      Net cash provided from (used in) continuing
        operations                                             87           99           (4)
    Net cash used in discontinued operations                   --           (2)         (10)
      Net cash provided from (used in) operating
        activities                                             87           97          (14)
INVESTING ACTIVITIES
  Net sales and maturities of short-term investments          197           61          640
  Purchases of fixed maturities held to maturity           (1,912)      (6,945)          --
  Sales of fixed maturities held to maturity                  462        1,116           --
  Maturities/repayments of fixed maturities
    held to maturity                                           941          323          --
  Purchases of fixed maturities available for sale          (1,203)        (458)     (13,368)
  Sales of fixed maturities available for sale               1,252        4,796       11,919
  Repayments of fixed maturities available for sale            308          772          480
  Purchases of equities and other investments                 (255)        (438)        (481)
  Sales, maturities, or repayments of equities and
    other investments                                          398          842        1,206
  Sales of subsidiaries                                         --           17           38
  Purchases of property and equipment                          (28)         (12)          (7)
  Disposals of property and equipment                            4            7           27
  Net investing activities of discontinued operations           --            2           60
    Net cash provided from investing activities                164           83          514
FINANCING ACTIVITIES
  Deposits for universal life and investment contracts         168          164          247
  Withdrawals of universal life and investment contracts      (364)        (289)        (689)
  Net short-term borrowings (repayments)                        --           (1)         (60)
  Repayments of long-term borrowings                            (3)         (53)         (38)
  Repurchases of securities pursuant to put options             --           --         (124)
  Issuances of common stock                                      6            3            2
  Issuances of preferred stock                                  --           --          310
  Cash dividends paid to shareholders                          (66)         (66)         (62)
  Net financing activities of discontinued operations           --           --          (50)
    Net cash used in financing activities                     (259)        (242)        (464)
  Increase (decrease) in cash                                   (8)         (62)          36
  Cash at beginning of year                                     25           87           51
    Cash at end of year                                   $     17     $     25     $     87

See Notes to Consolidated Financial Statements.

USF&G Corporation
Consolidated Statement of Shareholders' Equity

                                              For the Years Ended December 31
(dollars in millions except per share data)            1993    1992    1991
PREFERRED STOCK
  Balance at beginning of year                       $  455   $ 455  $  200
  Par value of shares issued:
    Series B                                             --      --      65
    Series C                                             --      --     190
      Balance at end of year                            455     455     455
COMMON STOCK
  Balance at beginning of year                          211     211     210
  Par value of shares issued                              1      --       1
    Balance at end of year                              212     211     211
PAID-IN CAPITAL
  Balance at beginning of year                          957     955     898
  Excess of proceeds over par value of shares issued      6       2      57
    Balance at end of year                              963     957     955
NET UNREALIZED GAINS (LOSSES) ON INVESTMENTS
  Balance at beginning of year                          (31)    (21)    (58)
  Change in unrealized gains (losses)                   223     (10)     37
    Balance at end of year                              192     (31)    (21)
NET UNREALIZED GAINS (LOSSES) ON FOREIGN CURRENCY
  Balance at beginning of year                            2      10      12
  Change in unrealized gains (losses)                    (4)     (8)     (2)
    Balance at end of year                               (2)      2      10
MINIMUM PENSION LIABILITY
  Balance of beginning of year                           --      --      --
  Change in unfunded accumulated benefits               (85)     --      --
    Balance at end of year                              (85)     --      --
RETAINED EARNINGS (DEFICIT)
  Balance at beginning of year                         (324)   (287)    (57)
  Net income (loss)                                     165      28    (176)
  Common stock dividends declared (per share,
    1993, 1992, and 1991, $.20)                         (17)    (17)    (17)
  Preferred stock dividends declared (per share,
    1993 and 1992, Series A, $4.10, Series B, $10.25,
    Series C, $5.00; 1991, Series A, $4.10, Series B,
    $5.75, Series C, $3.05)                             (48)    (48)    (37)
    Balance at end of year                             (224)   (324)   (287)
    Total shareholders' equity                       $1,511  $1,270  $1,323

See Notes to Consolidated Financial Statements.


II.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

USF&G Corporation
Notes to Consolidated Financial Statements



NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1. BASIS OF PRESENTATION
The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). These statements include the accounts of USF&G Corporation and its subsidiaries ("USF&G"). Intercompany transactions are eliminated in consolidation. Certain prior year amounts are reclassified to conform to the 1993 presentation.

Reporting practices for insurance subsidiaries prescribed or permitted by state regulatory authorities (statutory accounting) differ from GAAP. Statutory amounts for USF&G's insurance operations are as follows:

                                           Years Ended December 31
(in millions)                                1993    1992    1991
Statutory Net Income (Loss):
  Property/casualty insurance               $ 199   $ 216   $(163)
  Reinsurance affiliates                        1       1      --
  Life insurance                                5      23      77

                                                At December 31
                                             1993    1992    1991
Statutory Surplus:
  Property/casualty insurance*             $1,541  $1,467  $1,404
  Reinsurance affiliates                      147     152     146
  Life insurance                              316     310     283

*This amount includes the surplus of the life insurance subsidiary.

1.2. INVESTMENTS
Fixed Maturities: USF&G classifies fixed maturities as "held to maturity" if it has both the positive intent and ability to hold the securities until maturity or near enough to maturity such that interest rate risk is substantially eliminated as a pricing factor. Fixed maturities held to maturity are carried at amortized cost. Changes in the market values of these investments are generally not recognized in the financial statements. Valuation allowances are provided for impairments in estimated net realizable value based on periodic evaluation. Specific write-downs are taken when an impairment is deemed other than temporary.

Fixed maturities not classified as either "held to maturity" or "trading securities" are classified as "available for sale." These securities are held for an indefinite period of time and may be sold in response to changes in interest rates and the yield curve, prepayment risk, liquidity needs, or other factors. Effective December 31, 1993 upon the initial adoption of a new accounting standard, SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" available for sale fixed maturities are carried at fair value, with unrealized gains and losses recorded as a separate component of shareholders' equity. Also effective December 31, 1993, with the adoption of SFAS No. 115 unrealized gains or losses on fixed maturities available for sale are offset by an adjustment to life insurance deferred policy acquisition costs which is made on a proforma basis as if the unrealized gains on those assets which match certain life insurance liabilities were realized. At December 31, 1992 and 1991, before adoption of SFAS No. 115, fixed maturities available for sale were carried at the lower of aggregate amortized cost or fair value. Fair value exceeded amortized cost at December 31, 1992 and 1991; therefore, there were no unrealized losses reported in shareholders' equity.

Equity Securities and Options: Investments in common and preferred stocks are carried at market value with the resulting unrealized gains or losses reported directly in shareholders' equity. In 1992 and 1991 premiums received on options written were recorded as liabilities. The premiums paid on options purchased were recorded as assets. Outstanding option positions were carried at market value, and the resulting unrealized gains or losses were reported directly in shareholders' equity. There were no outstanding options at December 31, 1993.

Securities Lending: USF&G participates in a securities lending program where certain securities from its portfolio are loaned to other institutions for short periods of time. A fee is paid to USF&G by the borrower. Collateral that exceeds the market value of the loaned securities is invested by the lending agent to represent USF&G's interest. USF&G'S interest in securities lending is reported in other invested assets at December 31, 1993 and 1992, and in short-term investments at December 31, 1991. USF&G'S other invested assets and other liabilities include $141 million, $206 million, and $594 million at December 31, 1993, 1992, and 1991, respectively, related to its interest in the securities lending program.

Mortgage Loans and Real Estate: Mortgage loans are carried at unpaid principal balances. Real estate investments are reported at cost adjusted for equity participation. Real estate acquired through an in-substance foreclosure or deed-in-lieu of foreclosure is initially recorded at estimated market value. Valuation allowances are provided for impairments in estimated net realizable value based on periodic evaluations. Specific write-downs are taken when an impairment is deemed other than temporary.

Other Investments Held for Sale: In 1991, investments were designated as "held for sale" based on USF&G'S intent to dispose of them within a year. These investments included high-risk investments such as real estate, high-yield bonds, and equity securities and were carried at the lower of cost or estimated net realizable value. Such investments were sold during 1992.

Interest and Dividend Income: Interest on fixed-maturity investments is recorded as income when earned and is adjusted for any amortization of purchase premium or discount. Dividends on equity securities are recorded as income on ex-dividend dates.

Option Income: In 1992 and 1991, investment income on covered call options was recorded when the option positions were closed. There was no option income in 1993. The amount of investment income recorded for a covered call option was the time value component of the premium received. The remainder (the "intrinsic value") of the premium on the in-the-money options was recorded as a realized gain when option positions were closed.

Premiums paid for closing purchase transactions on covered call options reduced investment income if the option was out-of-the-money when the transaction was closed. If the option was in-the-money, the time value portion of the premium paid reduced investment income, and the intrinsic value portion was recorded as a realized loss.

Realized Gains or Losses: Realized gains and losses on the sale of investments are determined based on specific cost. Realized losses are recorded when an investment's net realizable value is below cost, and the decline is considered other than temporary. Realized gains and losses also result from changes in investment valuation allowances.

1.3. RECOGNITION OF PREMIUM REVENUES
Property/Casualty Insurance: Property/casualty insurance premiums are earned principally on a pro rata basis over the lives of the policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force. Unearned premiums also include estimated and unbilled premium adjustments.

Life Insurance: Premiums on life policies with fixed and guaranteed premiums and benefits and premiums on annuities with significant life contingencies are recognized when due. Universal life policies and annuity contracts are issued on both a single-premium and recurring-premium basis. Revenues for these contracts consist of policy charges assessed against benefit account balances during the period for the cost of insurance, policy administration, and surrenders.

1.4. UNPAID LOSSES, LOSS EXPENSES, AND POLICY BENEFITS Property/Casualty Insurance: The liability for unpaid property/casualty insurance losses and loss adjustment expenses is based on an evaluation of reported losses and on estimates of incurred but unreported losses. The reserve liabilities are determined using adjusters' individual case estimates and statistical projections. The liability was reported net of estimated salvage and subrogation recoverables of $139 million, $138 million, and $162 million at December 31, 1993, 1992, and 1991, respectively. Adjustments to the liability based on subsequent developments or other changes in the estimate are reflected in results of operations in the period in which such adjustments become known.

Certain liabilities for unpaid losses and loss adjustment expenses related to workers compensation coverage are discounted to present value. The carrying amount of such workers compensation liabilities, net of reinsurance and net of discount, was $1,752 million, $1,798 million, and $1,854 million at December 31, 1993, 1992, and 1991, respectively. Interest rates used to discount these liabilities generally ranged from 3 percent to 5 percent.

Life Insurance: Ordinary life insurance reserves are computed under the net level premium method using assumptions for future investment yields, mortality, and withdrawal rates. These assumptions reflect USF&G'S experience, modified to reflect anticipated trends, and provide for possible adverse deviation. Reserve interest rate assumptions are graded and range from 4.25 percent to 8.25 percent.

Universal life and deferred annuity reserves are computed on the retrospective deposit method, which produces reserves equal to the cash value of the contracts. Such reserves are not reduced for charges that would be deducted from the cash value of policies surrendered. Reserves on immediate annuities with guaranteed payments are computed on the prospective deposit method, which produces reserves equal to the present value of future benefit payments.

1.5. DEFERRED POLICY ACQUISITION COSTS
Acquisition costs, consisting of commissions, brokerage, and other expenses incurred at policy issuance, are generally deferred. Anticipated losses, loss expenses, policy benefits, and remaining costs of servicing the policies are considered in determining the amount of costs to be deferred. Anticipated investment income is considered in determining whether a premium deficiency exists related to short-duration contracts. Amortization of deferred policy acquisition costs totaled $673 million, $738 million, and $886 million, for the years ended December 31, 1993, 1992, and 1991, respectively.

Property/Casualty Insurance: Property/casualty acquisition costs are amortized over the period that related premiums are earned.

Life Insurance: Life insurance acquisition costs are amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on ordinary life business are amortized over their assumed premium paying periods. Universal life and investment annuity acquisition costs are amortized in proportion to the present value of their estimated gross profits over the products' assumed durations, which are regularly evaluated and adjusted as appropriate.

1.6. PROPERTY AND EQUIPMENT
Property and equipment is carried at cost less accumulated depreciation. At December 31, 1993, 1992, and 1991, $194 million, $200 million, and $226 million, respectively, of property and equipment was included in other assets. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets. For the years ended December 31, 1993, 1992, and 1991, depreciation expense of $21 million, $25 million, and $24 million, respectively, is included in underwriting, acquisition, and operating expenses.

1.7. FOREIGN CURRENCY TRANSLATION
The functional currency for USF&G'S foreign operations is the applicable local currency. Foreign currency balance sheet accounts are translated to U.S. dollars using exchange rates in effect at the balance sheet date. Revenue and expense accounts are translated using the average exchange rates prevailing during the year. The unrealized gains or losses, net of applicable deferred income taxes, resulting from translation are included in shareholders' equity.

Foreign currency gains and losses on transactions denominated in a currency other than the entity's functional currency are generally recorded in operations. Such gains and losses may be reduced or effectively eliminated by certain financial instruments used by USF&G to reduce its foreign exchange exposure.

1.8. EARNINGS PER COMMON SHARE
Primary earnings per common share are computed by subtracting dividends on preferred stock from consolidated income and then dividing by the weighted-average common shares outstanding during the period. The effect of common stock equivalents is excluded from the calculations because their effect is not material. Fully diluted earnings per common share assume the conversion of all securities whose contingent issuance would have a dilutive effect on earnings.

1.9. RESTRUCTURING CHARGES AND DISCONTINUED OPERATIONS Restructuring initiatives began in the fourth quarter of 1990. Net income reflects provisions of $60 million of restructuring charges in 1991 and $51 million in 1992. There were no restructuring charges in 1993. Since 1990, USF&G has implemented programs to reduce the cost structure of the organization by consolidating branch offices, establishing a regional structure, and reducing staff. In addition, USF&G has implemented plans to dispose of nonstrategic businesses which resulted in losses from discontinued operations of $7 million and $32 million in 1992 and 1991, respectively. Revenues of the discontinued operations totaled $5 million, $42 million, and $114 million for the years ended December 31, 1993, 1992, and 1991, respectively. The net assets of discontinued operations are carried at estimated net realizable value.

Other financial data for the discontinued operations are summarized below.

                                           Years Ended December 31
(in millions)                                1993    1992    1991
Results of operations                        $ --    $ --    $ (6)
Provision for income taxes                     --      --      (1)
                                               --      --      (7)
Loss on disposal of subsidiaries               --      (7)    (25)
  Net loss from discontinued operations      $ --    $ (7)   $(32)

                                                 At December 31
                                             1993    1992    1991
Assets
  Investments                                $ --    $ --    $ 11
  Accounts and notes receivable                 1       2      21
  Acquisition-related goodwill                  4       5      92
  Property and equipment                       --       1       8
  Other assets                                  1       2      35
    Total assets                             $  6    $ 10    $167
Liabilities
  Accrued loss on disposal                   $ --    $  7    $ 25
  Other liabilities                            19      19      33
    Total liabilities                          19      26      58
    Net assets (liabilities)                 $(13)   $(16)   $109


NOTE 2 INVESTMENTS

2.1. COMPONENTS OF NET INVESTMENT INCOME

                                           Years Ended December 31
(in millions)                                1993    1992    1991
Interest on fixed maturities                 $721    $739    $711
Equity security dividends                      14      12      29
Option income                                  --      37      65
Short-term interest                             9      27      73
Real estate and mortgage loans                 41      50      35
Other, and expenses                           (36)    (48)    (36)
  Net investment income                      $749    $817    $877

2.2. NET REALIZED GAINS (LOSSES)

                                           Years Ended December 31
(in millions)                                1993    1992    1991
Gains (Losses) on Sales:
  Fixed maturities                          $  79    $179    $157
  Equity securities                             5      53      18
  Options                                      --      (1)    (20)
  Real estate                                   6      (3)     (3)
  Other                                        --      11     (44)
    Net gains on sales                         90     239     108
Provisions for Impairment:
  Fixed maturities                            (10)    (20)    (15)
  Equity securities                            (8)     --     (18)
  Real estate                                 (51)    (43)    (29)
  Other                                       (15)    (28)     --
    Total provisions for impairment           (84)    (91)    (62)
  Losses due to portfolio restructuring        --      --      (8)
    Net realized gains                      $   6    $148    $ 38

2.3. ALLOWANCES FOR IMPAIRMENT IN VALUE
Valuation allowances for impairment in value of investments, recorded in the Consolidated Statement of Financial Position as a reduction of the respective asset category, are as follows:

                                                At December 31
(in millions)                                1993    1992    1991
Fixed maturities                            $  20   $  12    $ --
Real estate and mortgage loans                108     108      88
Other                                           3       5      --

2.4. GROSS UNREALIZED GAINS AND LOSSES

                                                At December 31
(in millions)                                1993    1992    1991
Unrealized Gains:
  Fixed maturities                           $224    $ --    $ --
  Equity securities                            14      16      51
  Options and other                            10       3       9
  Gross unrealized gains                      248      19      60
Unrealized Losses:
  Fixed maturities                             (2)     --      --
  Deferred policy acquisition cost
    adjustment                                (30)     --      --
  Equity securities                           (23)    (48)    (44)
  Options and other                            (1)     (2)    (37)
  Gross unrealized losses                     (56)    (50)    (81)
  Unrealized gains (losses), net             $192    $(31)   $(21)

2.5. CHANGE IN UNREALIZED GAINS (LOSSES)

                                            Years Ended December 31
(in millions)                                1993    1992    1991
Fixed maturities                             $222    $ --    $ --
Deferred policy acquisition cost
  adjustment                                  (30)     --      --
Equity securities                              23     (39)     47
Options and other                               8      29     (10)
Net change                                   $223    $(10)   $ 37

2.6. ESTIMATED MARKET VALUES OF FIXED MATURITY INVESTMENTS
The increase (decrease) in the difference between cost and market value of fixed maturity investments for the years ended December 31, 1993, 1992, and 1991 was $243 million, $(259)
million, and $441 million, respectively. The cost and market value of total fixed maturities are as follows:

                                                                           At December 31
                                              1993                             1992                            1991
                                              Gross
                                           Unrecognized/                       Gross                           Gross
                                            Unrealized    Market            Unrecognized  Market            Unrecognized  Market
(in millions)                        Cost  Gains  Losses   Value     Cost  Gains  Losses   Value     Cost  Gains  Losses   Value
Fixed maturities held to maturity  $4,661   $191    $(56) $4,796   $7,218   $171   $ (99) $7,290   $3,749   $173    $(42) $3,880
Fixed maturities available
  for sale                          4,681    224      (2)  4,903    1,987     49      (7)  2,029    5,364    261     (19)  5,606
  Total                            $9,342   $415    $(58) $9,699   $9,205   $220   $(106) $9,319   $9,113   $434    $(61) $9,486

The cost and market value of fixed maturities held to maturity are as follows:

                                                                         At December 31
                                              1993                            1992                            1991
                                              Gross                           Gross                           Gross
                                           Unrecognized   Market           Unrecognized            Market  Unrecognized   Market
(in millions)                        Cost  Gains  Losses   Value     Cost  Gains  Losses   Value     Cost  Gains  Losses   Value
U.S. Government bonds              $    4   $ --    $ (1) $    3   $  348   $  3    $ --  $  351   $  561   $ 18    $ --  $  579
Mortgage/asset-backed securities    1,669     70     (19)  1,720    3,535     88     (47)  3,576    1,893    104     (16)  1,981
Corporate bonds                     2,463     79     (30)  2,512    2,660     48     (40)  2,668      849     29     (15)    863
High-yield bonds                      505     37      (6)    536      511     24     (12)    523      298      7      (6)    299
Tax-exempt bonds                       14      3      --      17       55      4      --      59       70      6      (3)     73
Other                                   6      2      --       8      109      4      --     113       78      9      (2)     85
  Total                            $4,661   $191    $(56) $4,796   $7,218   $171    $(99) $7,290   $3,749   $173    $(42) $3,880

The cost and market value of fixed maturities available for sale are as follows:

                                                                         At December 31
                                              1993                            1992                            1991
                                              Gross                           Gross                           Gross
                                            Unrealized    Market           Unrecognized            Market  Unrecognized   Market
(in millions)                        Cost  Gains  Losses   Value     Cost  Gains  Losses   Value     Cost  Gains  Losses   Value
U.S. Government bonds              $  304   $ 20    $ --    $324     $206    $ 3     $--  $  209   $2,052   $ 59    $ --  $2,111
Mortgage/asset-backed securities    1,883     73      --   1,956    1,284     39      (4)  1,319    2,074    116      --   2,190
Corporate bonds                     2,403    126      --   2,529      443      7      (1)    449      957     76      (7)  1,026
High-yield bonds                       57      2      (2)     57       11     --      (1)     10      135      5     (12)    128
Tax-exempt bonds                       34      3      --      37       16     --      (1)     15      103      4      --     107
Other                                  --     --      --      --       27     --      --      27       43      1      --      44
  Total                            $4,681   $224    $ (2) $4,903   $1,987    $49     $(7) $2,029   $5,364   $261    $(19) $5,606

2.7. STATED DUE DATES OF FIXED MATURITIES
The table below shows the stated due dates of fixed maturities classified as "held to maturity."

                                          At December 31, 1993
                                                        Market
(in millions)                                    Cost    Value
In 1994                                        $   48   $   48
1995 through 1998                                 185      192
1999 through 2003                               1,684    1,756
After 2003                                      1,075    1,080
  Subtotal                                      2,992    3,076
Mortgage/asset-backed securities                1,669    1,720
  Fixed maturities held to maturity            $4,661   $4,796

The table below shows the stated due dates of fixed maturities available for sale.

                                          At December 31, 1993
                                                        Market
(in millions)                                    Cost    Value
In 1994                                        $   40   $   40
1995 through 1998                               1,334    1,378
1999 through 2003                                 850      913
After 2003                                        574      616
  Subtotal                                      2,798    2,947
Mortgage/asset-backed securities                1,883    1,956
  Fixed maturities available for sale          $4,681   $4,903

Expected maturities may differ from stated due dates as borrowers may have the right to call or prepay obligations.
During 1993, USF&G received proceeds from sales or repayments of fixed maturities of $3.0 billion. The table below illustrates the source of 1993 proceeds.

                                                Gross    Gross
(in millions)             Cost    Proceeds      Gains   Losses
Proceeds From Sales of
  Fixed Maturities:
  Held to maturity      $  454      $  462       $ 20     $(12)
  Available for sale     1,181       1,252         73       (2)
    Subtotal             1,635       1,714         93      (14)
Proceeds From Repayments:
  Held to maturity         946         941          9      (14)
  Available for sale       313         308          1       (6)
    Subtotal             1,259       1,249         10      (20)
  Total proceeds        $2,894      $2,963       $103     $(34)


Proceeds from sales of fixed maturities classified as "held to maturity" occurred primarily due to repositioning a portion of the portfolio in anticipation of the adoption of SFAS No. 115. In 1992, proceeds from fixed maturities held to maturity totaled $119 million with gross gains of $6 million and gross losses of $36 million. Proceeds from sales of fixed maturities available for sale were $6 billion in 1992 with gross gains of $355 million and gross losses of $166 million. During 1991, before fixed maturities were classified as available for sale, proceeds from sales totaled $12 billion with gross gains of $225 million and gross losses of $137 million.

2.8. INVESTMENT COMMITMENTS
USF&G has outstanding commitments to provide permanent financing for various real estate development projects. The funded amounts of these commitments are collateralized by the real estate projects. At December 31, 1993, unfunded commitments totaled approximately $12 million, and approximately $8 million of this is expected to be funded in 1994.

USF&G has a potential commitment to purchase $14 million of preferred shares in an investment unless the investment procures an alternative source of financing prior to March 31, 1994.

USF&G has a potential commitment to fund $13 million under the terms of a participatory note investment if certain collateralization tests are not met.

2.9. NONINCOME-PRODUCING INVESTMENTS
Fixed maturities and other invested assets held at December 31, 1993, for which no income was recorded during 1993, totaled $4 million and $1 million, respectively. In addition, nonperforming real estate, defined as mortgage loans and real estate investments that are not performing in accordance with their contractual terms or are performing significantly below expectations, totaled $249 million at December 31, 1993.


NOTE 3 DEBT AND CREDIT ARRANGEMENTS

3.1. DEBT OUTSTANDING

                                                At December 31
(in millions)                                1993    1992    1991
Corporate:
  Short-term                                 $395    $375    $388
  Long-term:
  9.98% and 10.1% Universal
    Medium-Term notes due 1994                 --      20      20
  8 7/8% Notes due 1996                        99      99      99
  5 1/2% Swiss Franc Bonds due 1996            80      80      86
  5.35% Swiss Franc Loan due 1993              --      --      24
    Subtotal                                  574     574     617
Real Estate and Other:
  Short-term                                   12       3      12
  Long-term:
  8% Secured note due 1995                     11      11      --
  9 3/8% Secured note due 1994                 --      11      11
  12 3/4% Secured note due through 1995        --      --      11
  9.96% Secured notes due through 1999         14      15      21
  Other                                         7       2       5
    Subtotal                                   44      42      60
      Total                                  $618    $616    $677

3.2. SHORT-TERM DEBT
For general corporate purposes, USF&G maintains a committed, standby credit facility with a group of foreign and domestic banks totaling $700 million. The facility was entered into during 1990 and expires in 1995. USF&G pays fixed facility fees and commitment fees for the unused portion of the facility based on its long-term debt credit ratings. Borrowings at December 31, 1993, 1992, and 1991, totaled $375 million. Interest rates are based on current market rates. USF&G was in compliance with the covenants contained in these agreements at December 31, 1993, 1992, and 1991. The two most restrictive covenants, as defined in the agreements, require USF&G to maintain a tangible net worth of at least $1 billion and an indebtedness-to-capital ratio below 70 percent.

3.3. SHELF REGISTRATIONS
In January 1994, USF&G filed a shelf registration statement with the Securities and Exchange Commission. As of the time this registration statement went effective in February 1994, USF&G had available $647 million of unissued debt, preferred stock, common stock, and warrants to purchase debt and stock. These securities may be sold from time to time with various terms appropriate to the securities issued to be determined at the time of issuance.

3.4. REDEEMABLE DEBT
Beginning in 1993, the 8 7/8% Notes are redeemable at par, plus accrued interest. The 5 1/2% Swiss Franc Bonds are subject to various redemption options beginning in 1992 at 101 percent of par, plus accrued interest.

3.5. CURRENCY SWAPS
USF&G entered into currency swap agreements to hedge its foreign currency exposure on the 33 million 5.35% Swiss Franc Loan and the 120 million 5 1/2% Swiss Franc Bonds. These agreements were in place through the maturity of the related debt issues. USF&G is subject to the risks that the counterparties will fail to perform and that the value of the currency swaps will fluctuate. However, these risks are mitigated by the credit quality of the counterparties and the foreign exchange gains or losses on the related debt. USF&G is exposed to credit losses for periodic settlement of amounts due, which are not material at December
31, 1993. In December 1992, USF&G repaid the 33 million Swiss Franc Loan and cancelled the related currency swap; however, a currency swap agreement is still in effect on the 5 1/2%
Swiss Franc Bonds. As a result of the currency swaps, debt-related foreign currency translation had no effect on net income.

3.6. INTEREST RATE SWAPS
USF&G entered into interest rate swaps to exchange variable commercial paper rates for fixed borrowing costs. Three interest rate swaps expired during 1993. The remaining interest rate swap has a fixed rate of 9.405 percent through 2000 on notional principal of $25 million. This agreement involves, to varying degrees, interest rate and credit risk in excess of amounts recognized in the balance sheet. The notional amount indicates USF&G'S involvement but not future cash requirements. The maximum credit risk related to the remaining agreement is the amount related to periodic settlements, which is not material at December 31, 1993. USF&G controls the credit risk through monitoring procedures and investigation of counterparties to the transaction.

3.7. INTEREST
Interest paid in the years ended December 31, 1993, 1992, and 1991 was $41 million, $49 million, and $52 million, respectively. Interest incurred and capitalized in the years ended December 31, 1992 and 1991 was $8 million. There was no interest incurred and capitalized in 1993.

3.8. MATURITIES OF LONG-TERM DEBT

                                                Real Estate
(in millions)                     Corporate       and Other
1994*                                 $  20             $11
1995                                     --              11
1996                                    179              --
1997                                     --              --
1998                                     --              --
*This amount is included with short-term debt in the debt outstanding table.


NOTE 4 FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value information presented is based on quoted market prices where available. In cases where quoted market prices are not available, fair values are based on internal estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, such as applicable discount rate and estimated future cash flows.
Therefore, the derived fair value estimates cannot be substantiated by comparison to independent markets and in many cases, could not be realized in immediate settlement of the instrument. Fair value disclosure requirements exclude certain financial instruments and all nonfinancial instruments. The fair value of many insurance-related liabilities do not require disclosure. However, in its strategy of asset/liability matching, USF&G takes into consideration the future cash requirements of its insurance-related liabilities. Had a presentation of these liabilities been made, due to their long-term nature, the fair value of insurance-related liabilities would have been significantly less than their carrying value.

Cash and Short-Term Investments: The carrying amounts reported in the Statement of Financial Position for these instruments approximate their fair values.

Fixed-Maturity Investments: Fair values for publicly-traded fixed-maturity investments are based on quoted market prices. For privately placed fixed maturities, estimated fair values, obtained from independent pricing services, are derived by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investment. At December 31, 1993, the amortized cost, carrying amounts, and fair values of fixed-maturity investments were as follows:

                                          Amortized     Carrying      Fair
(in millions)                                  Cost       Amount     Value
Publicly traded                             $9,181        $9,401    $9,536
Private placements                             161           163       163
  Total fixed-maturity investments          $9,342        $9,564    $9,699

The preceeding table includes fixed maturities available for sale with a market and carrying value of $4,903 million and amortized cost of $4,681 million. Such investments are reported in the Consolidated Statement of Financial Position at market value.

Equity Investments: The carrying values of equity securities as reported in the Statement of Financial Position are based on quoted market prices and reflect their fair values.

Mortgage Loans and Policy Loans: The fair values for mortgage loans and policy loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. At December 31, 1993, the carrying amounts and fair values of investments in mortgage loans and policy loans were as follows:

                                        Carrying         Fair
(in millions)                             Amount        Value
Mortgage loans                              $302         $304
Policy loans                                  55           59

Other Assets and Other Liabilities: Other invested assets considered financial instruments include equity interests in minority ownership investments, interests in limited partnerships and related notes receivable. It is not practicable to estimate a fair market value due to the closely-held nature of these investments.

Other assets and liabilities considered financial instruments include agents' balances receivable, prepaid and accrued expenses, and other receivables generally of a short-term nature. It is assumed the carrying value approximates fair market value.

Short and Long-Term Debt: The carrying amount of USF&G'S short-term borrowings approximates its fair value. The fair value of long-term debt is estimated using discounted cash flow analyses, based on USF&G'S current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts and estimated fair value of debt instruments at December 31, 1993, were as follows:

                                        Carrying        Fair
(in millions)                             Amount       Value
Corporate:
  Short-term                                $395        $395
  Long-term                                  179         179
Real estate                                   44          46
Other                                         --          --
    Total                                   $618        $620

Investment Contracts: Fair values for USF&G'S single premium deferred annuities, other deferred annuities, single premium immediate annuities and supplementary contracts are primarily derived by estimating the cost to extinguish its liabilities under an assumption reinsurance transaction. The estimated statutory profits the assuming company would realize from the transaction are discounted at a typical internal rate of return objective. If such a transaction were to occur, GAAP would require the unamortized balance of deferred acquisition costs associated with these liabilities be immediately expensed. The amount of the related unamortized deferred acquisition costs was approximately $99 million at December 31, 1993. The fair values of the remaining liabilities under investment contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for like contracts with similar maturities. The carrying amounts and estimated fair values of USF&G'S liabilities for investment contracts at December 31, 1993, are as follows:

                                        Carrying        Fair
(in millions)                             Amount       Value

Single premium deferred annuities         $2,138      $2,104
Other deferred annuities                     292         276
Single premium immediate annuities
  and supplementary contracts                150         150
Funding agreements                             1           1
Group annuities                              167         167
  Total                                   $2,748      $2,698

Off-Balance Sheet Financial Instruments: The fair values of USF&G'S unfunded real estate commitments and its financial commitment on investments are estimated using discounted cash flow analyses, based on USF&G'S current incremental borrowing rate for similar types of borrowing arrangements. The estimate of the fair value of USF&G'S interest rate swaps were obtained from the counterparties to the agreements and were derived by discounting the expected future cash flows using the basis point differential between the current and contracted interest rates. The estimated fair values of USF&G'S off-balance sheet financial instruments at December 31, 1993, are as follows:

                                                         Fair
(in millions)                                           Value
Unfunded real estate commitments                         $(11)
Commitment on investments                                 (27)
Interest rate swaps                                        (5)


NOTE 5  LEASES

USF&G occupies office facilities under lease agreements that expire at various dates through 2009. In addition, data processing, office, and transportation equipment is leased under agreements that expire at various dates through 1998.

USF&G'S principal office lease involves a 40-story office building that was sold in 1984 and subsequently leased back. This lease provides for renewal options and rent increases every five years and a repurchase option at the end of the lease. The deferred gain arising from this sale is being amortized over the noncancelable lease term of 25 years. The unamortized amount of the deferred gain of $30 million, $31 million, and $33 million at December 31, 1993, 1992, and 1991, respectively, is included in other liabilities. For the years ended December 31, 1993, 1992, and 1991, amortization of $2 million is netted with underwriting, acquisition, and operating expenses.

Most leases contain renewal options that may provide for rent increases based on prevailing market conditions. Some leases also may contain purchase options based on fair market values or contractual values, if greater. All leases are accounted for as operating leases. Rent expense for the years ended December 31, 1993, 1992, and 1991, was $54 million, $58 million, and $63 million, respectively.

Future net minimum payments under noncancelable leases at December 31, 1993, are as follows:

                                  Home    Other
                                Office   Office
(in millions)                 Building    Space   Equipment    Total
1994                              $ 14      $17         $11    $  42
1995                                16       14           7       37
1996                                16       12           5       33
1997                                17       10           1       28
1998                                17        8          --       25
After 1998                         269       10          --      279
  Total                           $349      $71         $24     $444


NOTE 6 SHAREHOLDERS' EQUITY

6.1. CLASSES OF STOCK
USF&G is authorized to issue 12 million shares of $50 par value preferred stock and 240 million shares of $2.50 par value common stock.

6.2. PREFERRED STOCK
USF&G has 4 million shares of $4.10 Series A Convertible Exchangeable Preferred Stock, 1.3 million shares of $10.25 Series B Cumulative Convertible Preferred Stock, and 3.8 million shares of $5.00 Series C Cumulative Convertible Preferred Stock issued and outstanding at December 31, 1993, 1992, and 1991.

Each share of the Series A and Series C preferred stock entitles the holder to an annual cumulative dividend of $4.10 and $5.00, respectively, and a liquidation preference of $50 plus accrued and unpaid dividends. Each share of Series B preferred stock entitles the holder to an annual cumulative dividend of $10.25 and a liquidation preference of $100 plus accrued and unpaid dividends.

At December 31, 1993, at the option of the holder, subject to adjustment under certain conditions, each share of Series A, B, and C preferred stock is convertible to 1.179, 8.316, and
4.158 shares, respectively, of USF&G'S common stock. The Series
A stock is exchangeable in whole at USF&G'S option on any dividend payment date for the corporation's 8.2 percent Convertible Subordinated Debentures due in 2011 at a rate of $50 principal amount per share. Series B and Series C stock are not exchangeable.

The Series A shares are redeemable for cash, in whole or in part, at USF&G'S option at $51.23 per share, plus accrued and unpaid dividends to the redemption date. The redemption price declines to $50 per share in 1996. Series B shares are redeemable for cash, in whole or in part, at USF&G'S option commencing in 1994 at $100 per share and accrued and unpaid dividends plus a premium of $10.25 per share that declines ratably to zero per share in 2001. No redemption may be made prior to 1997 unless the closing price of the common stock exceeds 150 percent of the Series B conversion price and subject to certain other conditions. In addition, if a change in control event should occur, then at the election of each holder of Series B Preferred Stock, USF&G will issue and sell additional nonredeemable equity securities and apply the net proceeds thereof to redeem these Series B shares, but only if and to the extent any such proceeds are raised. Series C shares are redeemable for cash, in whole or in part, at USF&G'S option commencing in 1994 at $53.50 per share, plus accrued and unpaid dividends to the redemption date. The redemption price declines to $50 per share in 2001.

Holders of the preferred stock are not entitled to vote, except that they may vote separately with respect to certain matters including the authorizations of any additional classes of capital stock that would rank senior to the preferred stock. In the event that two quarterly dividends for Series B and C preferred stock or six quarterly dividends for Series A stock are unpaid, USF&G'S Board of Directors will be increased by two, and holders of preferred stock may elect two directors until all such dividends in arrears have been paid.

6.3. DIVIDEND RESTRICTIONS
Payment of dividends to USF&G Corporation by its subsidiary is subject to certain restrictions. The Maryland Insurance code requires the Maryland Insurance Commissioner's prior approval for any dividend payments during a twelve month period from a Maryland subsidiary, such as USF&G Company, to its holding company which exceeds 10 percent of policyholders' surplus.
At December 31, 1993, $154 million of dividends is currently available for payment to USF&G Corporation from its insurance subsidiary during 1994 without restriction. During 1993, $147 million in dividends was available for payment to USF&G Corporation from its insurance subsidiary without restriction, of which $125 million of dividends was paid.

6.4. CHANGES IN COMMON STOCK SHARES

                                       Years Ended December 31
                                     1993        1992        1991
Common Stock:
  Balance, January 1           84,512,758  84,273,327  83,958,222
  Shares issued                   496,724     239,431     315,105
  Balance, December 31         85,009,482  84,512,758  84,273,327

6.5. SHAREHOLDER RIGHTS PLAN
USF&G has a shareholder rights plan ("the plan") to deter coercive or unfair takeover tactics and to prevent a potential purchaser from gaining control of USF&G without offering a fair price to all of the corporation's shareholders. Under the plan, each outstanding share of USF&G'S common stock has one preferred share purchase right (a "right") expiring in 1997. Each right entitles the registered holder to purchase 1/100 of a share of a new class of junior preferred stock for $140. The rights cannot be exercised unless certain events occur that might lead to a concentration in ownership of common shares. At that time, the rights may be exercised for common stock having a value of twice the exercise price. Under certain conditions, the rights also become exercisable into shares of common stock of a purchaser having a value of twice the exercise price. USF&G will generally be entitled to redeem the rights, at $.05 per right, any time before the tenth day after a 20 percent position is acquired.


NOTE 7 STOCK OWNERSHIP PLANS

7.1. STOCK OPTIONS AND STOCK PURCHASE PLANS
Stock Options: Stock options have been granted to full-time officers and key employees under four incentive plans: Long-Term Incentive Plan, Stock Option Plan of 1987, Stock Option Plan of 1990, and Stock Incentive Plan of 1991. In addition, the Employee Stock Option Plan of 1992 granted eligible employees, other than officers and key employees participating in other stock incentive plans, options to purchase 50 or 100 shares of stock. Options granted under the plans are based on market quotations at the time of grant. Activity under the stock option plans is as follows:

                                           Years Ended December 31
                                       1993          1992          1991
Outstanding, January 1            4,473,572     2,816,748     1,820,942
Granted                           1,143,282     2,590,295     1,646,152
Exercised                          (338,940)      (26,868)           --
Surrendered or cancelled         (1,115,690)     (906,603)     (650,346)
  Outstanding, December 31        4,162,224     4,473,572     2,816,748
Expiration dates               1/94-12/2003  1/93-12/2002  4/92-12/2001
Exercise and surrender prices   $6.25-30.82   $6.25-30.82   $6.25-34.00
Shares reserved and
  available for grant             2,985,959     3,026,179     1,042,046

Stock Purchase Plans: Shares have been offered to employees under the Employees' Stock Purchase Plans of 1985 and 1990. None were offered in 1991, 1992, or 1993. The purchase price is 85 percent of the market value of USF&G'S common stock on the grant date or the end of the two-year purchase period, whichever is less. Activity under the stock purchase plans is as follows:

                                            Years Ended December 31
                                       1993          1992          1991
Outstanding, January 1                   --       133,379       585,869
Granted                                  --            --            --
Shares purchased                         --       (98,882)     (125,407)
Cancelled                                --       (34,497)     (327,083)
  Outstanding, December 31               --            --       133,379
Expiration dates                         --           N/A          8/92
Purchase prices                          --        $11.16   $5.68-23.23
Shares reserved                          --           N/A       500,000

Accounting Methods: Proceeds from the shares sold under the stock option and stock purchase plans are credited to common stock and paid-in capital. USF&G makes no charges to income for the plans. The number of shares under the plans are adjusted for any future stock dividends, stock splits, or similar changes.

7.2. DIRECTORS STOCK PLAN
Directors Stock Plan: The Corporation adopted the 1993 Stock Plan for Non-Employee Directors (the "Directors Stock Plan") on May 12, 1993. Only the Corporation's outside directors are eligible to participate and participation is mandatory. The Directors Stock Plan has two components: (i) annual retainer awards, and (ii) retirement awards. The Directors Stock Plan authorizes the issuance of up to 300,000 shares of the Corporation's common stock, par value $2.50 per share. Activity under the Directors Stock Plan is as follows:

                                        December 31, 1993
                                Retirement      Annual Retainer
                                     Award                Award

Outstanding, January 1                  --                   --
Stock Units Awarded                123,958               11,927
Stock Issued                       (17,300)              (5,000)
Outstanding, December 31           106,658                6,927

Accounting Method: USF&G records an accounting expense equal to the market value at grant date of the vested stock or stock units awarded under the Directors Stock Plan. In 1993, $2 million of compensation expense was recognized relating to this plan. The future accounting expense related to these plans is expected to be minimal.


NOTE 8 RETIREMENT BENEFITS

8.1. RETIREMENT PLANS
USF&G has various noncontributory retirement plans covering most regular full-time employees of the corporation and its affiliates. An employee's pension benefit is based on salary, years of service, and Social Security benefits. USF&G makes contributions to the pension plans based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974. The plans' funded status and amounts recognized in the consolidated financial statements are as follows:

                                                 At December 31
(in millions)                                1993    1992    1991
Actuarial Present Value of:
  Accumulated benefit obligation             $338    $263    $252
  Vested benefits                             322     249     241
Plan assets at fair value                    $297    $265    $237
Projected benefit obligation                  351     278     262
  Funded status                               (54)    (13)    (25)
Unrecognized net loss                         123      55      62
Unrecognized prior service cost (benefit)     (25)    (28)    (31)
Unrecognized net asset at January 1            --      --     (19)
Adjustment for minimum pension liability      (85)     --      --
  Net prepaid (accrued) pension cost         $(41)   $ 14    $(13)
Actuarial Assumptions:
  Weighted-average discount rate              7.5%   8.75%   8.75%
  Average rate of increase in future
    compensation levels                         5       6       6
  Expected long-term rate of return on assets 8.5     9.5     9.5

As a result of the lower interest rate environment, USF&G decreased the discount rate assumption which caused the accumulated benefit obligation to increase. In accordance with SFAS No. 87, USF&G recorded a minimum pension liability for the underfunded amount representing the accumulated benefit obligation in excess of the fair value of the plans' assets plus the amount of prepaid pension costs. The minimum pension liability is reported as a separate reduction to shareholders' equity.

The assets held by the plans consist primarily of fixed-income and equity securities. USF&G classifies prepaid pension cost with other assets and accrued pension cost with other liabilities in the Consolidated Statement of Financial Position.

The components of net pension expense are as follows:
                                           Years Ended December 31
(in millions)                                1993    1992    1991
Service cost                                 $  4    $  5    $  9
Interest cost                                  25      23      25
Actual return on plan assets                  (19)    (15)    (27)
Net amortization and deferral                  --     (10)      5
  Net periodic pension expense                $10    $  3    $ 12

8.2. POSTRETIREMENT BENEFITS
USF&G sponsors a defined dollar postretirement health care plan (medical and dental) and noncontributory life insurance plan covering most regular full-time employees of the corporation and its affiliates. USF&G'S contributions and costs are determined based on the annual salary and the type of coverage elected by covered employees. USF&G'S contributions to the plan are a percentage of plan costs based on age and service of employees at retirement. Additionally, the plan costs are capped at projected 1995 cost levels, and retiree contributions are increased for the total medical costs over the projected levels.

Effective January 1, 1993, USF&G adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires USF&G to accrue a liability for the cost of health care, life insurance, and other retiree benefits when the employees' services are rendered. As permitted under the new rule, the transition obligation of $52 million at January 1, 1993, was recognized as an immediate charge to net income by including the cumulative effect of this accounting change. The effect of adopting the statement increased 1993 net periodic postretirement benefit cost by approximately $1 million to an annual expense of $5 million. USF&G continues to fund the health care and life insurance benefit costs principally on a pay-as-you-go basis.

The plans' combined funded status and amounts recognized in the consolidated financial statements at December 31, 1993, are as follows

(in millions)
Accumulated postretirement benefit obligation:
  Retirees                                              $(46)
  Fully eligible active plan participants                 (4)
  Other active plan participants                          (8)
                                                         (58)
Plan assets at fair value                                 --
  Funded status                                          (58)
Unrecognized net loss                                      6
Unrecognized transition obligation                        --
  Accrued postretirement benefit cost                   $(52)

USF&G classifies accrued postretirement benefit cost with other liabilities in the Consolidated Statement of Financial Position.

The components of the net periodic postretirement benefit cost for the 1993 year are as follows:
(in millions)
Service cost                                              $1
Interest cost                                              4
  Net periodic postretirement benefit cost                $5

The weighted-average annual assumed rate of increase in per capita cost of covered benefits (i.e., medical trend rate) for the plans is 10.5 percent for 1994 (13 percent assumed for 1993) and is assumed to decrease to 5.5 percent in 2002 for participants age 65 or younger, and 8.0 percent for 1994 (8.75 percent for 1993), decreasing to 5.5 percent for participants over age 65 and remain at that level thereafter. Increasing the assumed medical trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation by approximately $4 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year by approximately $0.3 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation is 7.5 percent at December 31, 1993.

The pay-as-you-go expenditures for postretirement benefits were $5 million in 1993, $4 million in 1992, and $3 million in 1991.

The effect of the accounting change discussed above is
summarized as follows:
(in millions)                                                   1993
Cumulative effect of accounting change on January 1, 1993        $52
Plus postretirement benefit expense                                5
Less postretirement cash expenditures                             (5)
Accrued postretirement benefit cost at December 31, 1993         $52

As part of USF&G'S business restructuring program, special early retirement benefits were offered to eligible employees during 1991. Included in restructuring charges for 1991 was $3 million of pension expense related to these special benefits. There were no similar expenses in 1993 or 1992.


NOTE 9 FEDERAL INCOME TAXES

USF&G and its subsidiaries file a consolidated federal income tax return. The provision for income taxes gives effect to permanent differences between income before income taxes and taxable income. Deferred federal income taxes are provided on temporary differences and net operating loss carry-forwards
(1993) and timing differences (1992 and 1991) between financial and taxable income.

Effective January 1, 1993, USF&G changed its method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." Under the standard, a deferred tax liability is recognized for taxable temporary differences and a deferred tax asset is recognized for deductible temporary differences and net operating loss carry-forwards ("NOLs") that will offset future taxable income. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized. As permitted under the new standard, prior years' financial statements have not been restated.

SFAS No. 109 requires that deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993, was to increase net income by $90 million. As a result of the Omnibus Budget Reconciliation Act of 1993 which increased the corporate rate to 35 percent, an additional $3 million deferred tax benefit was recognized. At December 31, 1993, the deferred tax asset of $119 million recorded by USF&G is supported by a combination of forecasted taxable income and a tax strategy that USF&G would implement to prevent NOLs from expiring. A valuation allowance of $482 million has been recognized to offset the gross deferred tax assets. USF&G had NOLs of $634 million ($222 million tax-effected at a 35 percent corporate rate) for income tax purposes that expire in the years 2000 through 2006.

9.1. SIGNIFICANT COMPONENTS OF DEFERRED TAX ASSETS AND LIABILITIES

(in millions)                                   December 31, 1993
Deferred tax liabilities:
  Deferred policy acquisition costs                         $(140)
  Bonds                                                       (69)
  Minimum pension liability                                   (30)
  Other invested assets                                       (44)
  Other                                                       (60)
    Total deferred tax liabilities                           (343)
Deferred tax assets:
  Loss reserves                                               304
  Unearned premium revenue                                     45
  Foreign reinsurance                                          49
  Real estate                                                  30
  Future policy benefits                                       50
  Net unrealized gains and losses                              88
  Other liabilities                                           113
  Other                                                        43
  Net operating loss carry-forwards                           222
  Total deferred tax assets                                   944
Valuation allowance for deferred tax assets                   482
  Deferred tax assets, net of valuation allowance             462
  Net deferred tax assets                                   $ 119

During the year, the net change in the valuation allowance was $56 million to reflect the change in the realizability of the deferred tax asset. In addition, the valuation allowance increased $15 million due to the tax rate change enacted in 1993.

9.2. COMPONENTS OF PROVISION FOR INCOME TAXES

                                     Years Ended December 31
                                Liability Method   Deferred Method
(in millions)                         1993           1992    1991
Current tax (benefit)                 $  7            $ 6     $ 4
Deferred tax (benefit)                  24             (6)     (1)
Adjustment for enacted change
  in tax rates                          (3)            --      --
Adjustment of the beginning of the
  year valuation allowance             (56)            --      --
Provision for income taxes            $(28)           $--     $ 3

Income taxes paid                     $  3            $ 9     $ 1

9.3. TAX EFFECTS OF TIMING DIFFERENCES BETWEEN FINANCIAL AND TAXABLE INCOME

                                                Years Ended December 31
(in millions)                                         1992    1991
Tax Effect (Benefit):
  Deferred policy acquisition costs                   $(15)   $ (7)
  Unbilled premium adjustments                          (4)     (2)
  Adjustment of life policy benefit reserves            (1)     (5)
  Adjustment of property/casualty loss reserves          3     (11)
  Adjustment of property/casualty unearned
    premium reserves                                    (4)     (5)
  Deferred realized gains and losses                    (2)      7
  Unrecognized benefit of net losses                    19      18
  Other, net                                            (2)      4
    Provision for deferred income tax (benefit)       $ (6)   $ (1)

9.4. TAX EFFECTS OF PERMANENT DIFFERENCES BETWEEN FINANCIAL
AND TAXABLE INCOME

                                     Years Ended December 31
                                Liability Method   Deferred Method
(in millions)                         1993           1992    1991
Tax at federal rates                   $35            $12    $(48)
Tax Effect (Benefit):
  Adjustment of the beginning of
    the year valuation allowance       (56)            --      --
  Effect of change in tax rates         (3)            --      --
  State and foreign taxes               --             --       1
  Dividend received deduction           --             (3)     (2)
  Tax-exempt interest income            (2)            (3)     (7)
  Proration adjustment on non-taxable
    investment income                   --              1       1
  Adjustment of property/casualty
    salvage and subrogation accruals
    (fresh start)                       --             --      (3)
  Adjustment of property/casualty
    loss reserves (fresh start)         --             (9)    (12)
  Alternative minimum tax               --             --      10
  Unrecognized benefit of net loss      --              2      63
  Other                                 (2)            --      --
    Provision for income taxes        $(28)           $--    $  3

9.5. NET OPERATING LOSS CARRY-FORWARDS (NOLS)
At December 31, 1993, USF&G had NOLs remaining for tax return purposes expiring in years 2000 through 2006. The amount and timing of recognizing the benefit of these NOLs depends on future income and limitations imposed by recent tax acts. The approximate amounts of USF&G's NOLs on a regular tax basis and an alternative minimum tax ("AMT") basis at December 31, 1993, were as follows:

(in millions)                  Tax Return
Regular tax basis                    $634
AMT basis                             389

NOTE 10 REINSURANCE
During 1993, USF&G adopted SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." This standard requires the effects of reinsurance activity to be reported on a gross basis. Reinsurance receivables and prepaid reinsurance premiums are reported separately as assets, instead of the previous practice of reporting such receivables net of the related loss and unearned premium liabilities. The standard also establishes the conditions required for a contract to be accounted for as reinsurance and prescribes income recognition and reporting standards for those contracts. The initial adoption of this standard had no effect on net income, but increased assets and liabilities by approximately $1.2 billion at December 31, 1993. USF&G reinsures portions of its policy risks with other insurance companies or underwriters. USF&G assumes policy risks from other insurance companies and through participation in pools and associations. Reinsurance gives USF&G the ability to write larger risks and control its exposure to losses from catastrophes or other events that cause unfavorable underwriting results. USF&G's ceding reinsurance agreements are generally structured on a treaty basis whereby all risks meeting a certain criteria are automatically reinsured. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Reinsurance contracts do not relieve USF&G from its obligation to policyholders. Failure of reinsurers to honor their obligation could result in losses to USF&G. USF&G evaluates the financial condition of its reinsurers and monitors concentrations of credit risks arising from similar economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

At December 31, 1993, reinsurance receivables totaled $573 million.
Of this amount, approximately $150 million was associated with the Workers Compensation Reinsurance Bureau ("WCRB"), a single voluntary reinsurance association of primary workers compensation insurers formed for the purpose of providing excess of loss reinsurance to its members. USF&G is a member of this pool. Each member is required to hold collateral, for the benefit of all member companies, in the form of investment-grade securities equaling 115 percent of the member's share of outstanding receivables of the WCRB. This collateral requirement mitigates the risk of WCRB becoming insolvent.
Risk of loss is minimal for the remainder of receivables due to similar pool arrangements with collateral requirements, other contracts where funds are withheld, or letters of credit maintained. Credit risk is also diversified among numerous reinsurers. Additionally, USF&G is active in the involuntary market as a servicing carrier whereby USF&G processes business for a pool but takes no direct underwriting risk because it is directly reimbursed for the cost of processing policies and settling any related claims. Reinsurance receivables of $719 million associated with this business are separately disclosed in the Consolidated Statement of Financial Position.

                             1993                                     1992                                     1991
(in            Premiums     Losses Unpaid Unearned      Premiums     Losses Unpaid Unearned      Premiums     Losses Unpaid Unearned
 millions) Written Earned Incurred Losses Premiums  Written Earned Incurred Losses Premiums  Written Earned Incurred Losses Premiums
Property/Casualty:
Direct      $2,345 $2,338   $1,472 $5,078     $813   $2,472 $2,692  $2,182  $5,593    $805    $3,021 $3,127  $2,752  $5,607  $1,025
Assumed        593    506       83  1,251      104      259    376     385   1,555      98       573    423     412   1,667     313
Gross        2,938  2,844    1,555  6,329      917    2,731  3,068   2,567   7,148     903     3,594  3,550   3,164   7,274   1,338
Ceded         (509)  (517)     203 (1,053)    (124)    (311)  (535)   (479) (1,608)   (133)     (562)  (532)   (619) (1,570)   (357)
  Net        2,429  2,327    1,758  5,276      793    2,420  2,533   2,088   5,540     770     3,032  3,018   2,545   5,704     981
Life           N/A    129      395  3,973       --      N/A    104     377   3,896      --       N/A    169     437   3,773      --
  Total     $2,429 $2,456   $2,153 $9,249     $793   $2,420 $2,637  $2,465  $9,436    $770    $3,032 $3,187  $2,982  $9,477  $  981


The ceded unpaid losses and assumed unpaid losses for 1993 were reduced $464 million and $267 million, respectively, from 1992 due to a commutation involving the WCRB. At year end 1993, WCRB members commuted the lowest layer of reinsurance for accident years 1980 to 1992. As a result, USF&G was required to take back all reserves previously ceded into the layer and return reserves previously assumed.

Included in assumed unpaid losses in the table on the previous page are $110 million, $123 million and $279 million related to loss portfolio transfer agreements at December 31, 1993, 1992, and 1991, respectively. USF&G has not entered into any such agreements to cede its unpaid losses.


NOTE 11 FINANCIAL GUARANTEES

11.1. INSURANCE GUARANTEES
USF&G has underwritten and reinsured financial guarantee bonds for principal and interest payments or installment notes when due. The obligations guaranteed were issued by limited partnerships, municipalities, and commercial enterprises. Assessment is made of the likelihood of loss in connection with these guarantees, and at December 31, 1993, 1992, and 1991, the reserve for such losses was not material. The risk of loss under these guarantees is diminished through reinsurance agreements and collateral.

As of December 31, 1993, USF&G was contingently liable for par value amounts totaling less than approximately $600 million on financial guarantee exposures ceded through reinsurance agreements with a monoline insurance company in which USF&G formally had a minority ownership interest. In addition, USF&G has other financial guarantee obligations where the par value guaranteed totaled $12 million at December 31, 1993, with maturities ranging from 1994 to 2007.

11.2. CORPORATE GUARANTEES
USF&G has also guaranteed the obligations of certain limited partnerships where it has an equity interest. The risk of loss under these guarantees is diminished by collateral in the underlying projects. The guarantees totaled $82 million at December 31, 1993, with maturities ranging from 1994 to 1999. In addition, USF&G has line of credit commitments outstanding totaling $61 million and purchase commitments outstanding of $16 million.


NOTE 12 LEGAL CONTINGENCIES

12.1. GENERAL
USF&G's insurance subsidiaries are routinely engaged in litigation in the normal course of their business, including defending claims for punitive damages. As a liability insurer, they defend third-party claims brought against their insureds. As an insurer, they defend themselves against coverage claims. Additional information regarding contingencies that may arise from insurance regulatory matters may be found in the Regulation section of Management's Discussion and Analysis of Financial Condition and Results of Operations.

In the opinion of management the litigation described herein is not expected to have a material adverse effect on USF&G's consolidated financial position, although it is possible that the results of operations in a particular quarter or annual period would be materially affected by an unfavorable outcome.

12.2. SHAREHOLDER CLASS ACTION SUITS
Twelve class action complaints were filed by certain shareholders of USF&G in 1990 and 1991. USF&G moved to dismiss all twelve complaints. The complaints refer to USF&G's public announcement on November 7, 1990, concerning a reduction in its dividend and related matters. By an order dated February 11, 1993, the court dismissed eleven of the class action complaints and on April 23, 1993, the court dismissed the remaining action. The plaintiffs appealed these rulings and on January 6, 1994, the Fourth Circuit of Appeals affirmed the dismissal of all twelve suits. The plaintiffs have not yet indicated whether they will seek review from the United States Supreme Court. While the outcome cannot be predicted with certainty, management believes the lawsuits are without merit and the outcome is unlikely to have a material adverse effect on USF&G's financial position.

12.3. ARKANSAS SERVICING CARRIER LITIGATION
On September 14, 1993, Interstate Contractors, Inc. and two other Arkansas corporations filed a class action in the U.S. District Court for the Eastern District of Arkansas, Little Rock, against the National Council on Compensation Insurance ("NCCI"), USF&G and ten other insurance companies which served as servicing carriers for the Arkansas involuntary workers compensation market. The case, which is captioned INTERSTATE CONTRACTORS, INC., ET AL. v. NATIONAL COUNCIL ON COMPENSATION INSURANCE, ET AL., alleges that the defendants failed to provide safety and loss control services, claim management services, and assistance in moving insureds from the involuntary market to the voluntary market. The plaintiffs are pursuing their claims under various legal theories, including breach of contract, breach of fiduciary duty, and negligence. The plaintiffs seek unspecified compensatory damages based on the premiums attributable to services allegedly not performed and damages allegedly incurred as a result of the alleged failure to provide such services. USF&G believes that it has meritorious defenses and has determined to defend the action vigorously. Management believes that it is unlikely such claims will have a material adverse effect on USF&G's financial position.

12.4. NORTH CAROLINA WORKERS COMPENSATION LITIGATION
On November 24, 1993, N.C. Steel, Inc. and six other North Carolina employers filed a class action in the General Court of Justice, Superior Court Division, Wake County, North Carolina, against the NCCI, North Carolina Rate Bureau, USF&G and eleven other insurance companies which served as servicing carriers for the North Carolina involuntary workers compensation market. On January 20, 1994, the plaintiffs filed an amended complaint seeking to certify a class of all employers who purchased workers compensation insurance in the State of North Carolina after November 24, 1989. The amended complaint, which is captioned N.C. STEEL INC. ET AL., v. NATIONAL COUNCIL ON COMPENSATION INSURANCE, ET AL., alleges that the defendants conspired to suppress competition with respect to the North Carolina voluntary and involuntary workers compensation business, thereby artificially inflating the rates in such markets and the fees payable to the insurers. The complaint also alleges that the carriers agreed to improperly deny qualified companies from acting as servicing carriers, improperly encouraged agents to place employers in the assigned risk pool, and improperly promoted inefficient claims handling. USF&G has acted as a servicing carrier in North Carolina since 1990. The plaintiffs are pursuing their claims under various legal theories, including violations of the North Carolina antitrust laws, unlawful conspiracy, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing, unfair competition, constructive fraud, and unfair and deceptive trade practices. The plaintiffs seek unspecified compensatory damages, punitive damages for the alleged construction fraud, and treble damages under the North Carolina antitrust laws. USF&G believes that it has meritorious defenses and has determined to defend the action vigorously. Management believes that it is unlikely such claims will have a material adverse effect on USF&G's financial position.


NOTE 13 INFORMATION ON BUSINESS SEGMENTS

USF&G's principal business segments are property/casualty insurance and life insurance.

13.1. OPERATIONS
The insurance business is geographically diversified throughout the United States. Noninsurance operations are located in the United States, Europe, and other foreign countries. Foreign operations, in total, are not material. Summarized financial information for the business segments is as follows:


                                                         Years Ended December 31
                                                                  Income (loss) from Continuing
                                                 Revenues        Operations Before Income Taxes
(in millions)                              1993    1992    1991      1993    1992**  1991**
Property/Casualty Insurance
  Commercial                             $1,223  $1,480  $1,885     $(223)   $(343) $(455)
  Personal                                  681     785     920       (28)    (110)   (97)
  Reinsurance                               305     157     96         32       20     26
  Fidelity/surety                           118     111     117        (8)       6     11
    Property/casualty categories          2,327   2,533   3,018      (227)    (427)  (515)
  Net investment income*                    433     475     498       433      475    498
  Realized gains on investments*             31     199      44        31      199     44
  Other                                      --       1       3       (24)     (51)   (67)
    Total property/casualty               2,791   3,208   3,563       213      196    (40)
Life Insurance
  Premium income                            129     104     169
  Net investment income                     321     349     370
  Realized gains (losses) on investments     20      (1)     31
  Other                                       1       2       2
    Total life                              471     454     572        14       (5)    36
Noninsurance Operations and eliminations    (13)     (2)     37      (128)    (156)  (137)
  Consolidated                           $3,249  $3,660  $4,172     $  99    $  35  $(141)

*Net investment income and realized gains (losses) on investments are not allocated to property/casualty categories.

**Income (loss) from continuing operations before income taxes for 1992 and 1991 includes restructuring charges by segment as follows: Property/casualty, $46 million and $52 million; Life, $3 million and $2 million; and Noninsurance operations, $2 million and $6 million, respectively.

13.2. ASSETS
The assets of the insurance operations are primarily investments. Foreign assets are not material. Assets of the business segments are as follows:

                                                   At December 31
(in millions)                                 1993      1992      1991
Property/casualty insurance               $  9,565  $  8,253   $ 9,353
Life insurance                               4,848     4,856     5,012
Noninsurance operations and eliminations       (78)       25       121
  Consolidated                             $14,335   $13,134   $14,486

NOTE 14 INTERIM FINANCIAL DATE (UNAUDITED)

                                                                        Quarter
(in millions except per share data)                         First   Second    Third   Fourth
Summary Quarterly Results:
  Revenues                                        1993    $   875  $   820  $   755  $   799
                                                  1992        941      906    1,011      802
                                                  1991      1,084    1,061      991    1,036

  Income (loss) from continuing operations        1993         23       25       20       59
    before cumulative effect of adopting new      1992          4        7       11       13
    accounting standards                          1991        (51)     (56)     (21)     (16)

  Loss from discontinued operations               1993         --       --       --       --
                                                  1992         --       (1)      (6)      --
                                                  1991         (4)      --       (4)     (24)

  Income (loss) from cumulative effect of         1993         38       --       --       --
    adopting new accounting standards             1992         --       --       --       --
                                                  1991         --       --       --       --

  Net income (loss)                               1993         61       25       20       59
                                                  1992          4        6        5       13
                                                  1991        (55)     (56)     (25)     (40)

Primary Earnings per Common Share:*
  Income (loss) from continuing operations       1993     $   .13  $   .15  $   .10  $   .55
    before cumulative effect of adopting new     1992        (.09)    (.06)    (.02)     .01
    accounting standards                         1991        (.65)    (.77)    (.38)    (.34)

  Loss from discontinued operations              1993          --       --       --       --
                                                 1992          --     (.01)    (.07)      --
                                                 1991        (.05)      --     (.06)    (.28)

  Income (loss) from cumulative effect of        1993         .45       --       --       --
    adopting new accounting standards            1992          --       --       --       --
                                                 1991          --       --       --       --

  Net income (loss)                              1993         .58      .15      .10      .55
                                                 1992        (.09)    (.07)    (.09)     .01
                                                 1991        (.70)    (.77)    (.44)    (.62)

Fully Diluted Earnings per Common Share:*
  Income (loss) from continuing operations       1993     $   .17  $   .15  $   .10  $   .49
    before cumulative effect of adopting new     1992        (.09)    (.06)    (.02)     .01
    accounting standards                         1991        (.65)    (.77)    (.38)    (.34)

  Loss from discontinued operations              1993          --       --       --       --
                                                 1992          --     (.01)    (.07)      --
                                                 1991        (.05)      --     (.06)    (.28)

  Income (loss) from cumulative effect of        1993         .34       --       --       --
    adopting new accounting standards            1992          --       --       --       --
                                                 1991          --       --       --       --

  Net income (loss)                              1993         .51      .15      .10      .49
                                                 1992        (.09)    (.07)    (.09)     .01
                                                 1991        (.70)    (.77)    (.44)    (.62)

*The sum of quarterly income (loss) per share amounts may not equal the full year's amount due to stock issuances during presented periods.

In the first quarter of 1993, USF&G adopted two new accounting standards, which resulted in a net benefit of $38 million. SFAS No. 109, "Accounting for Income Taxes," increased net income by $90 million. This was partially offset by a $52 million charge to net income for SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

The third quarter 1992 results reflect $142 million in realized gains on investments, $80 million of catastrophe losses as a result of Hurricane Andrew, and $51 million of restructuring charges.

The fourth quarter 1991 loss from discontinued operations reflects the decision to divest the investment management operations.

III.                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section provides management's assessment of financial results and material changes in financial position for USF&G and discusses the results of operations for the 1993 year. The analysis focuses on the performance of USF&G's business segments and its investment portfolio. (Note: A glossary of certain terms used in this discussion can be found at the end of this section. The terms are italicized the first time they appear in the text.) Balance sheet information is as of December 31 of each year shown and income statement information is for the year ended December 31 for each year shown. In addition, USF&G Corporation is variously referred to herein as "USF&G" or the "Corporation", United States Fidelity and Guaranty Company or "USF&G Company" and Fidelity and Guaranty Life Insurance Company or "F&G Life."

INDEX

1. Consolidated Results                           6. Financial Condition

2. Property/Casualty Insurance Operations         7. Liquidity

3. Life Insurance Operations                      8. Regulation

4. Parent and Noninsurance Operations             9. Income Taxes

5. Investments                                   10. Glossary of Terms


1. CONSOLIDATED RESULTS

1.1 SUMMARY OF NET INCOME

     The table below shows the major components of net income (loss).

                                                                                           1993        1992       1991
                                                                                        -----------  ---------  ---------
                                                                                                  (in millions)
Income (loss) from continuing operations before income taxes, realized gains, and
cumulative effect of adopting new accounting standards................................   $      93   $    (113) $    (179)
Realized gains on investments, net....................................................           6         148         38
Loss from discontinued operations.....................................................          --          (7)       (32)
Income (loss) from cumulative effect of adopting new accounting standards:
     Income taxes.....................................................................          90          --         --
     Postretirement benefits..........................................................         (52)         --         --
Income tax (expense) benefit..........................................................          28          --         (3)
                                                                                        -----------  ---------  ---------
     Net income (loss)................................................................   $     165   $      28  $    (176)
                                                                                        -----------  ---------  ---------
                                                                                        -----------  ---------  ---------

     The major factor contributing to the $137 million increase in net income from 1992 to 1993 was a $200 million improvement in property/casualty insurance underwriting results (refer to Section 2.2 in this Analysis). Net realized gains on investments declined by $142 million in 1993 compared with 1992 (refer to Section 5.2 in this Analysis) due to a high level of gains in 1992 realized primarily to enhance capital and surplus and to offset the effect of Hurricane Andrew (refer to Section 2.4 in this Analysis). Net income in 1993 also was favorably impacted by $38 million due to the net effect of the adoption of certain new accounting standards (refer to Section 1.2 of this Analysis). Income tax benefits of $28 million were recognized in 1993 primarily as a result of reducing the valuation allowance on net deferred tax assets (refer to Section 9 in this Analysis). The improvement in net income from 1991 to 1992 was also driven primarily by improved property/casualty insurance underwriting results, as well as the increase in realized gains in 1992.

     The table below shows the components of the changes in income from continuing operations before income taxes, realized gains and the cumulative effect of adopting new accounting standards by major business segment.

                                                                                          1993       1992       1991
                                                                                        ---------  ---------  ---------
                                                                                                 (in millions)
Property/Casualty insurance...........................................................  $     182  $      (3) $     (84)
Life insurance........................................................................         (6)        (4)         5
Parent and noninsurance...............................................................        (83)      (106)      (109)
Eliminations..........................................................................         --         --          9
                                                                                        ---------  ---------  ---------
Income (loss) from continuing operations before income taxes, realized gains, and
cumulative effect of adopting new accounting standards................................  $      93  $    (113) $    (179)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

     The $185 million improvement in the property/casualty insurance segment from 1992 to 1993 occurred as a result of a $72 million reduction in catastrophe losses and an improvement of $128 million in underwriting results excluding catastrophes due primarily to product/market mix management and cost containment strategies (refer to Section 2.2 in this Analysis). These improvements were partially offset by a $42 million reduction in investment income. The life insurance segment's decline of $2 million from 1992 to 1993 primarily resulted from declining investment yields and related declining margins on interest-sensitive products (refer to Section 3.2 in this Analysis). The results for parent and noninsurance operations improved $23 million from 1992 to 1993 primarily due to savings resulting from the fourth quarter 1992 restructuring of the oil and gas investment (refer to Section 4 in this Analysis). Improvement in income from 1991 to 1992 was driven primarily by improved property/casualty results, especially in commercial lines. Income comparisons are also affected by restructuring charges of $51 million in 1992 and $60 million in 1991. There were no restructuring charges in 1993 (refer to Section 1.3 in this Analysis).

1.2. NEW ACCOUNTING STANDARDS

     Net income for 1993 included the effect of the implementation of two Statements of Financial Accounting Standards ("SFAS") which resulted in a net increase of $38 million. SFAS No. 109, "Accounting for Income Taxes," increased net income by $90 million as a result of the recognition of net deferred tax assets (refer to Section 9 in this Analysis). This increase was partially offset by a $52 million charge to net income for SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" as a result of the accrual of a liability for the cost of health care, life insurance, and other retiree benefits.

     USF&G adopted two additional accounting standards which had no effect on net income. SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," increased assets by $1.2 billion with a corresponding increase in liabilities at December 31, 1993, compared with December 31, 1992. This standard requires reinsurance receivables and prepaid reinsurance premiums to be reported separately as assets instead of the previous practice of netting such receivables against the related loss and unearned premium liabilities. This standard also establishes the conditions required for a contract to be accounted for as reinsurance and prescribes income recognition and reporting standards for those contracts. SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," increased the book value of fixed maturities portfolio classified as "available for sale" and shareholders' equity by $222 million as a result of unrealized gains in this portfolio. SFAS No. 115 requires securities classified as available for sale to be reported at market value with unrealized gains and losses reported as a component of shareholders' equity. In addition, the adjustment to the book value of fixed maturities required by SFAS No. 115 resulted in a related $30 million decrease in shareholders' equity for life insurance deferred policy acquisition costs.

1.3. STATUS OF RESTRUCTURING

     In 1990, USF&G initiated a broad restructuring program. Restructuring initiatives began in the fourth quarter of 1990 with charges of $34 million. Net income reflects provisions of $60 million of restructuring charges in 1991 and $51 million in 1992. There were no restructuring charges in 1993.

     Since 1990, USF&G has implemented programs to reduce the cost structure of the organization by consolidating branch offices, establishing a regional structure, reducing staff levels, and eliminating certain advertising and promotional expenses. In addition, USF&G has implemented plans to dispose of nonstrategic businesses which resulted in losses from discontinued operations of $7 million, $32 million, and $136 million in 1992, 1991, and 1990, respectively.


     The implementation of these restructuring and cost containment initiatives and the disposition of discontinued operations have been substantially completed. General and administrative expenses (which do not include commissions, premium taxes and claim expenses) have declined by 31 percent from $635 million in 1990 to $437 million in 1993. Staffing levels have declined by 48 percent from approximately 12,500 employees at December 31, 1990 to approximately 6,500 employees at December 31, 1993.


     In 1991, USF&G continued to implement programs to reduce operating expenses. The additional $60 million of restructuring charges incurred in 1991 were both a revision to the original estimates and an expansion of the restructuring program during the year. The costs were related to additional staff reductions and branch consolidations and to the disposition of a subsidiary that developed and marketed computer software to insurance agencies.

     In 1992, the property/casualty segment began to implement a regionalization strategy to form separate strategic product and market business units in order to improve marketing and underwriting operations. The related establishment of regional offices and further staff reductions resulted in $46 million of additional restructuring charges. Implementation of these restructuring strategies is expected to be completed in 1994. Restructuring charges of $2 million were incurred in 1992, related to the restructuring of an oil and gas investment. The life insurance segment incurred restructuring costs of $3 million in 1992 to implement a plan to rebalance distribution channels and centralize processing activities. The life insurance and oil and gas investment restructuring actions were essentially completed in 1992.

2. PROPERTY/CASUALTY INSURANCE OPERATIONS

     Property/casualty insurance operations accounted for 85 percent of USF&G's revenues in 1993 and 67 percent of its assets at December 31, 1993. Financial results for this segment are as follows:

                                                                                   1993        1992        1991
                                                                                ----------  ----------  ----------
                                                                                          (in millions)
Premiums earned...............................................................  $    2,327  $    2,533  $    3,018
Losses and loss expenses incurred.............................................      (1,758)     (2,088)     (2,545)
Underwriting expenses.........................................................        (796)       (872)       (988)
                                                                                ----------  ----------  ----------
Net underwriting loss.........................................................        (227)       (427)       (515)
Net investment income.........................................................         433         475         498
Restructuring charges.........................................................          --         (46)        (52)
Other revenues and expenses...................................................         (24)         (5)        (15)
                                                                                ----------  ----------  ----------
Income (loss) before income taxes, realized gains, and the cumulative effect
of adopting new accounting standards..........................................  $      182  $       (3) $      (84)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

     Income (loss) before income taxes, realized gains, and the cumulative effect of adopting new accounting standards significantly improved in 1993 primarily due to improved underwriting results (refer to Section 2.2 of this Analysis). Net investment income declined primarily due to the lower interest rate environment in 1993 (refer to Section 5.1 of this Analysis). Restructuring charges relating to staff reductions and other cost containment programs affected results in 1991 and 1992. The fluctuations in other revenues and expenses primarily reflect the decision to eliminate certain policyholders dividends in 1992 and the reversal in that year of previously accrued but unpaid dividends.

2.1. PREMIUMS EARNED

     Premiums earned totaled $2.3 billion in 1993, compared with $2.5 billion in 1992 and $3.0 billion in 1991. The table below shows the major components of premiums earned and premiums written.

                                                  1993                         1992                        1991
                                      ----------------------------  --------------------------  --------------------------
                                        Premiums       Premiums       Premiums      Premiums      Premiums      Premiums
                                         Earned         Written        Earned       Written        Earned       Written
                                      -------------  -------------  ------------  ------------  ------------  ------------
                                                                         (in millions)
Branch office voluntary
production..........................   $     1,825    $     1,847    $    2,172    $    1,986    $    2,625    $    2,523
Voluntary pools and associations....            45             46            41            44            50            51
Involuntary pools and
associations........................           152            133           163           147           247           247
Assumed reinsurance.................           305            403           157           243            96           211
                                      -------------  -------------  ------------  ------------  ------------  ------------
       Total........................   $     2,327    $     2,429    $    2,533    $    2,420    $    3,018    $    3,032
                                      -------------  -------------  ------------  ------------  ------------  ------------
                                      -------------  -------------  ------------  ------------  ------------  ------------


     Premiums earned declined 8 percent from 1992 to 1993 and 16 percent from 1991 to 1992 primarily as a result of planned management actions to reduce premium production in unprofitable markets and product lines. The decline in premiums earned of 16 percent from 1991 to 1992 was primarily due to the effects of USF&G's exiting personal lines markets in nine states since 1991, eliminating writing new voluntary workers compensation in 11 states, and reducing exposure to other unprofitable markets. Such actions, combined with adherence to strict underwriting standards, led to further declines in premium volume during 1993, but are designed to continue to improve underwriting results over time. The decrease in premiums has slowed as strategies are implemented to grow business in targeted areas. The significant increase in assumed reinsurance premiums in 1993 is due to the strong demand for reinsurance and the higher premium rates available as a result of the record high catastrophes in 1992 which led to a reinsurance capacity shortage in 1993. However, with the formation of several new reinsurance companies in 1993, capacity has been added to the reinsurance market, which is expected to generate competitive pressure in 1994.

     The table below shows premiums earned and the statutory loss ratios by lines of property/casualty insurance.


                                                1993                                   1992                            1991
                                -------------------------------------  -------------------------------------  ----------------------
                                 Premiums                 Statutory     Premiums                 Statutory     Premiums
                                  Earned         %       Loss Ratio      Earned         %       Loss Ratio      Earned         %
                                -----------  ---------  -------------  -----------  ---------  -------------  -----------  ---------
                                                                       (dollars in millions)
COMMERCIAL LINES
Auto..........................   $     399          17%        55.2     $     442          18%        64.5     $     531         18%
General Liability.............         351          15         80.9           388          15         99.2           487         16
Property......................         321          14         60.4           332          13         69.5           370         12
Workers Compensation..........         152           7        212.3           318          13        121.0           497         16
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
       Total Commercial
Lines.........................       1,223          53         83.6         1,480          59         86.9         1,885         62
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
FIDELITY/SURETY
Fidelity......................          18           1         56.1            19           1         24.6            21          1
Surety........................         100           4         49.5            92           3         33.5            96          3
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
       Total Fidelity/Surety..         118           5         50.5           111           4         32.0           117          4
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
PERSONAL LINES
Auto..........................         504          22         70.8           551          22         73.6           658         22
Homeowners....................         149           6         73.8           184           7        102.2           207          7
Property......................          28           1         66.0            50           2         67.9            55          2
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
       Total Personal Lines...         681          29         71.2           785          31         80.0           920         31
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
ASSUMED REINSURANCE
Finite Risk...................         169           7         70.1            74           3         78.9            32          1
Traditional Risk..............         136           6         62.1            83           3         72.8            64          2
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
       Total Assumed
Reinsurance...................         305          13         67.3           157           6         76.9            96          3
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
Total.........................   $   2,327         100%        75.4     $   2,533         100%        82.0     $   3,018        100%
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---
                                -----------  ---------  -------------  -----------        ---       ------    -----------       ---


                                  Statutory
                                 Loss Ratio
                                -------------

COMMERCIAL LINES
Auto..........................         75.0
General Liability.............         91.1
Property......................         67.1
Workers Compensation..........        128.5
                                     ------
       Total Commercial
Lines.........................         91.6
                                     ------
FIDELITY/SURETY
Fidelity......................         45.2
Surety........................         41.6
                                     ------
       Total Fidelity/Surety..         42.3
                                     ------
PERSONAL LINES
Auto..........................         79.6
Homeowners....................         87.0
Property......................         58.4
                                     ------
       Total Personal Lines...         80.0
                                     ------
ASSUMED REINSURANCE
Finite Risk...................         76.1
Traditional Risk..............         17.6
                                     ------
       Total Assumed
Reinsurance...................         59.1
                                     ------
Total.........................         84.1
                                     ------
                                     ------



     The above table illustrates the changes in premium mix from 1991 to 1993. Management's focus on reducing exposure to less profitable lines of insurance has been a key factor in the improved underwriting results. The most dramatic example is the workers compensation line which has a cumulative three-year statutory loss ratio of 139.1 and represented 16 percent of total property/casualty premiums earned in 1991 but only 7 percent in 1993.


2.2. UNDERWRITING RESULTS

     Underwriting results generally represent premiums earned less incurred losses, loss adjustment expenses, and underwriting expenses. Property/casualty insurance companies typically have underwriting losses that are offset by investment income.

     Underwriting gains (losses) by major business category are as follows:

                                                                   1993       1992       1991
                                                                 ---------  ---------  ---------
                                                                          (in millions)
Commercial.....................................................  $    (223) $    (343) $    (455)
Fidelity/surety................................................         (8)         6         11
Personal.......................................................        (28)      (110)       (97)
Assumed reinsurance............................................         32         20         26
                                                                 ---------  ---------  ---------
       Net underwriting losses.................................  $    (227) $    (427) $    (515)
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Voluntary......................................................  $    (176) $    (390) $    (375)
Involuntary....................................................        (51)       (37)      (140)
                                                                 ---------  ---------  ---------
       Net underwriting losses.................................  $    (227) $    (427) $    (515)
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------


     Consolidated property/casualty GAAP and statutory underwriting ratios are as follows:


                                                                    1993       1992       1991
                                                                  ---------  ---------  ---------
GAAP UNDERWRITING RATIOS:
  Loss ratio*...................................................       75.6       82.4       84.3
  Expense ratio*................................................       34.2       34.4       32.7
  Combined ratio................................................      109.8      116.8      117.0
STATUTORY UNDERWRITING RATIOS:
  Loss ratio....................................................       75.4       82.0       84.1
  Expense ratio.................................................       33.7       34.9       33.1
  Combined ratio................................................      109.1      116.9      117.2

- ---------------
* See Glossary of Terms

     Underwriting results in 1993 improved by $200 million and $288 million over 1992 and 1991, respectively. The improvements over 1992 and 1991 resulted from lower incurred losses from catastrophes (refer to Section 2.4 of this Analysis), as well as management's actions to improve product/market mix, apply stricter underwriting standards, and improve claims practices. Excluding catastrophe losses from Hurricane Andrew, which occurred in 1992, the statutory loss ratio improved 3.6 points from 1992 to 1993 and 5.1 points from 1991 to 1992. Hurricane Andrew contributed approximately 3.0 points to the statutory loss ratio in 1992. Underwriting results in the voluntary business for 1993 improved $214 million over 1992 and $199 million over 1991. Underwriting losses from involuntary business in 1993 were $14 million more than 1992 but were $89 million less than 1991. The improved overall trend in 1993 and 1992 over 1991 reflects management's actions to reduce exposure to involuntary business in states with substantial involuntary market burdens. The increase in involuntary underwriting losses in 1993 over 1992 is primarily due to an assessment of loss reserves from involuntary workers compensation insurance pools.

     Underwriting results showed improvement despite continuing competitive pressures, the inflationary claims environment, and the adverse impact of involuntary markets. Competitive pressures continue to depress underwriting results, especially in the pricing of commercial lines products. Competitive pressures include the historic cyclicality of the property/casualty insurance industry pricing environment. These cycles are evidenced by extended periods of overcapacity that adversely affect premium rates, followed by periods of undercapacity resulting in rising rates. The industry has experienced an intense period of price competition since 1987, during which companies have been unable to charge rates sufficient to offset rising claim costs. Some industry analysts are beginning to point to factors such as high catastrophe losses, low interest rates, and reduced reinsurance capacity as indications that the underwriting cycle has started to improve. Other analysts believe that excess surplus capacity still exists in the industry and that pricing pressure will continue. USF&G is unable to predict whether or when the property/casualty insurance cycle will improve but is continuing to manage to long term objectives that include continued underwriting improvements without reliance on a significant cycle turn.

  COMMERCIAL LINES

     Commercial lines products include property, auto, inland marine, workers compensation, and general and umbrella liability coverage for businesses. The commercial lines business has two distinct market segments--middle market and small business. USF&G has further defined the middle market into three strategic business units: service businesses, contractors, and manufacturers to better service customers and become more cost efficient.

     The following table shows the components of underwriting results for commercial lines:

                                                                                      1993       1992       1991
                                                                                   ----------  ---------  ---------
                                                                                            (in millions)
Premiums written.................................................................  $    1,239  $   1,355  $   1,780
Premiums earned..................................................................       1,223      1,480      1,885
Losses...........................................................................      (1,014)    (1,299)    (1,728)
Expenses.........................................................................        (432)      (524)      (612)
                                                                                   ----------  ---------  ---------
  Net underwriting losses........................................................  $     (223) $    (343) $    (455)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Voluntary........................................................................  $     (187) $    (316) $    (341)
Involuntary......................................................................         (36)       (27)      (114)
                                                                                   ----------  ---------  ---------
  Net underwriting losses........................................................  $     (223) $    (343) $    (455)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

     GAAP and statutory underwriting ratios are as follows:


                                                                                         1993       1992       1991
                                                                                       ---------  ---------  ---------
GAAP UNDERWRITING RATIOS:
  Loss ratio.........................................................................       83.0       87.8       91.7
  Expense ratio......................................................................       35.3       35.4       32.5
                                                                                       ---------  ---------  ---------
  Combined ratio.....................................................................      118.3      123.2      124.2
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
STATUTORY UNDERWRITING RATIOS:
  Loss ratio.........................................................................       83.6       86.9       91.6
  Expense ratio......................................................................       34.7       36.3       33.4
                                                                                       ---------  ---------  ---------
  Combined ratio.....................................................................      118.3      123.2      125.0
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------


     Underwriting results in the commercial lines category improved $120 million over 1992 and $232 million over 1991. This improvement is primarily the result of the change in the mix of business, as well as the application of stricter underwriting standards and lower catastrophe losses.

     In commercial lines, the mix of the least profitable line of business, workers compensation, is decreasing, and the mix of the two most profitable lines of business, auto and property, is increasing. Workers compensation represented 12 percent of premiums earned in commercial lines in 1993, compared with 21 percent in 1992 and 26 percent in 1991, with a cumulative three year statutory loss ratio in this line of 139.1. Commercial auto, with a statutory loss ratio of 55.2 in 1993, increased from 28 percent of commercial lines premiums earned in 1991 to 33 percent in 1993. Commercial property, with a statutory loss ratio of 60.4 in 1993, increased from 20 percent of commercial lines premiums earned in 1991 to 26 percent in 1993.

     The involuntary business losses were $9 million more in 1993 than in 1992, but were $78 million less than 1991. The improved involuntary results in 1992 and 1993 compared with 1991 result primarily from management actions to reduce workers compensation premiums which led to reduced participation in the involuntary workers compensation pools. In addition, involuntary underwriting losses in 1991 were adversely affected by a $20 million involuntary pool assessment related to special reserve increases from the National Workers Compensation Reinsurance Pool ("NWCRP").

     The statutory loss ratio improved 3.3 points in 1993 from 1992 and 8.0 points in 1993 from 1991. Contributing to this significant improvement over 1992 were losses incurred from Hurricane Andrew which were approximately 1.6 points of the commercial lines 1992 statutory loss ratio. Excluding Hurricane Andrew, USF&G is still experiencing an improved loss ratio trend, which management believes is evidence of the positive effects of the strategies implemented to improve underwriting results.

     Although premiums in the commercial lines business have declined since 1990, the 9 percent decline in premiums written in 1993 from 1992 was less than the 24 percent and 18 percent declines in 1992 and 1991, respectively. Excluding workers compensation, the declines in premiums written are 2 percent, 17 percent, and 14 percent in 1993, 1992, and 1991, respectively. State exits and other initiatives which began in 1990 to reduce exposure to unprofitable markets were essentially completed in 1993. During 1994, commercial lines initiatives will focus on penetrating target markets and implementing new products and services with the objective of premium growth.

  FIDELITY/SURETY

     The fidelity/surety segment provides contract bonds, financial institution bonds, judicial bonds, and fidelity/surety bonds to commercial businesses, banks, credit unions, and construction companies.

     The following table shows the components of underwriting results for fidelity/surety:

                                                                      1993       1992       1991
                                                                    ---------  ---------  ---------
                                                                             (in millions)
Premiums written..................................................  $     120  $     109  $     116
Premiums earned...................................................        118        111        117
Losses............................................................        (59)       (36)       (41)
Expenses..........................................................        (67)       (69)       (65)
                                                                    ---------  ---------  ---------
  Net underwriting gains (losses).................................  $      (8) $       6  $      11
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
Voluntary.........................................................  $      (8) $       6  $      11
Involuntary.......................................................         --         --         --
                                                                    ---------  ---------  ---------
  Net underwriting gains (losses).................................  $      (8) $       6  $      11
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

     GAAP and statutory underwriting ratios are as follows:


                                                                   1993       1992       1991
                                                                 ---------  ---------  ---------
GAAP UNDERWRITING RATIOS:
  Loss ratio...................................................       50.2       32.3       35.5
  Expense ratio................................................       56.6       62.6       55.5
                                                                 ---------  ---------  ---------
  Combined ratio...............................................      106.8       94.9       91.0
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
STATUTORY UNDERWRITING RATIOS:
  Loss ratio...................................................       50.5       32.0       42.3
  Expense ratio................................................       56.4       64.0       56.3
                                                                 ---------  ---------  ---------
  Combined ratio...............................................      106.9       96.0       98.6
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

     Fidelity/surety experienced a decline in underwriting results in 1993 due to increased losses. Premiums earned increased approximately 6 percent over 1992 and were consistent with 1991. The increased premiums in 1993 from 1992 related to market expansion strategies. Losses, however, increased $23 million or 64 percent over 1992, primarily as a result of unfavorable loss development on a limited number of prior years' claims. Underwriting expenses have remained generally consistent.

  PERSONAL LINES

     Personal lines products include auto, homeowners, watercraft and personal excess insurance for individuals and families.

     The following table shows the components of underwriting results for the personal lines category:

                                                                    1993       1992       1991
                                                                  ---------  ---------  ---------
                                                                           (in millions)
Premiums written................................................  $     653  $     726  $     925
Premiums earned.................................................        681        785        920
Losses..........................................................       (481)      (635)      (736)
Expenses........................................................       (228)      (260)      (281)
                                                                  ---------  ---------  ---------
  Net underwriting losses.......................................  $     (28) $    (110) $     (97)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
Voluntary.......................................................  $     (13) $    (100) $     (71)
Involuntary.....................................................        (15)       (10)       (26)
                                                                  ---------  ---------  ---------
  Net underwriting losses.......................................  $     (28) $    (110) $     (97)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

     GAAP and statutory underwriting ratios are as follows:


                                                                    1993       1992       1991
                                                                  ---------  ---------  ---------
GAAP UNDERWRITING RATIOS:
  Loss ratio....................................................       70.6       80.9       80.0
  Expense ratio.................................................       33.5       33.1       30.5
                                                                  ---------  ---------  ---------
  Combined ratio................................................      104.1      114.0      110.5
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
STATUTORY UNDERWRITING RATIOS:
  Loss ratio....................................................       71.2       80.0       80.0
  Expense ratio.................................................       33.9       33.2       30.4
                                                                  ---------  ---------  ---------
  Combined ratio................................................      105.1      113.2      110.4
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------


     Management strategies to reduce exposure in unprofitable markets and lines of business improved the underwriting results of the personal lines segment. Strategies that have contributed to the improvement include reunderwriting the auto book of business, applying stricter underwriting standards and reducing exposure in high risk catastrophe areas.

     Despite premiums earned decreasing $104 million in 1993 compared with 1992 and $239 million compared with 1991, underwriting results improved $82 million in 1993 over 1992 and $69 million over 1991. The statutory loss ratio improved
8.8 points from 1992 to 1993 (a 3.0 point improvement excluding Hurricane Andrew in 1992) which management believes is evidence of the positive effects of strategies implemented to improve underwriting results.

     Underwriting losses from involuntary markets increased $5 million in 1993 compared with 1992, but have improved $11 million compared with 1991. The increase in 1993 losses is due to unfavorable development on prior years claims and costs associated with third party administrators managing the assigned risk involuntary business. The substantially improved involuntary underwriting results in 1993 and 1992 compared with 1991 was a result of USF&G's strategy, initiated in 1990, to withdraw from unprofitable markets in order to reduce adverse loss exposure. Although personal lines premiums have declined since 1990, the 10 percent decline in premiums written in 1993 was less than the 21 percent in 1992. The premium decreases primarily resulted from planned management actions to exit specific states and other unprofitable markets, and to reduce writings in high risk catastrophe areas. Net premium declines in 1993 also reflect the higher cost of ceded reinsurance. During 1994, personal lines initiatives are expected to result in growth in selected target markets; however, continued management of unprofitable markets and high ceded reinsurance costs is expected to offset premium growth in these selected markets.


  ASSUMED REINSURANCE

     Reinsurance products are managed by F&G Re and marketed through national and international reinsurance brokers. The reinsurance segment has historically produced underwriting gains.

     The following table shows the components of underwriting results for assumed reinsurance lines:


                                                                    1993       1992        1991
                                                                  ---------  ---------  -----------
                                                                            (in millions)
Premiums written................................................  $     403  $     243   $     211
Premiums earned.................................................        305        157          96
Losses..........................................................       (204)      (118)        (40)
Expenses........................................................        (69)       (19)        (30)
                                                                  ---------  ---------  -----------
     Net underwriting gains.....................................  $      32  $      20   $      26
                                                                  ---------  ---------  -----------
                                                                  ---------  ---------  -----------
Finite risk.....................................................  $       9  $      14   $       7
Traditional risk................................................         23          6          19
                                                                  ---------  ---------  -----------
     Net underwriting gains.....................................  $      32  $      20   $      26
                                                                  ---------  ---------  -----------
                                                                  ---------  ---------  -----------


     GAAP and statutory underwriting ratios are as follows:


                                                                       1993         1992         1991
                                                                    -----------  -----------  -----------
GAAP UNDERWRITING RATIOS:
  Loss ratio......................................................        66.7         75.0         40.9
  Expense ratio...................................................        22.6         12.1         31.5
                                                                    -----------  -----------  -----------
  Combined ratio..................................................        89.3         87.1         72.4
                                                                    -----------  -----------  -----------
                                                                    -----------  -----------  -----------
STATUTORY UNDERWRITING RATIOS:
  Loss ratio......................................................        67.3         76.9         59.1
  Expense ratio...................................................        24.6         17.0         29.9
                                                                    -----------  -----------  -----------
  Combined ratio..................................................        91.9         93.9         89.0
                                                                    -----------  -----------  -----------
                                                                    -----------  -----------  -----------


     During 1993, underwriting results in this category were affected by increased premiums due to the strong demand for reinsurance caused primarily by the shrinking capacity in the international property catastrophe market. New accounting requirements as a result of the issuance of SFAS No. 113 and EITF 93-6 are expected to cause a substantial reduction in the demand for finite risk reinsurance.

2.3. LOSSES INCURRED AND LOSS RESERVES


     Losses and loss adjustment expenses incurred totaled $1.8 billion in 1993, compared with $2.1 billion and $2.5 billion in 1992 and 1991, respectively. The reduction is due primarily to lower catastrophe losses, lower premium volume, and actions taken to better manage claims and claim costs and reduce exposures in undesirable markets.


     Reserves for unpaid losses and loss expenses totaled $6.3 billion at December 31, 1993, compared with $5.5 billion and $5.7 billion at the end of 1992 and 1991, respectively. The impact of adopting SFAS No. 113 increased reserves by $1.2 billion. This new accounting standard eliminated the previous practice of reporting assets and liabilities net of the effect of reinsurance. Excluding the effects of SFAS No. 113, reserves in 1993 declined 7 percent from 1992 and 10 percent from 1991. This compares to the 8 percent and 23 percent declines in premiums earned in 1993 compared with 1992 and 1991, respectively. Reserve levels have also been reduced as a result of reduced claim activity. The number of outstanding claims at December 31, 1993 declined by 12 percent compared with year-end 1992. The number of new claims reported (excluding catastrophe claims) declined 23 percent from 1991 to 1993.


     Catastrophes and individually large claims (claims in excess of $1 million), net of reinsurance, accounted for $245 million, $268 million and $302 million of incurred losses in 1993, 1992, and 1991, respectively (refer to Section 2.4 of this Analysis). Net of reinsurance, individually large claims and related claims accounted for $177 million of incurred losses in 1993 and $128 million and $229 million in 1992 and 1991, respectively. USF&G seeks to limit its exposure to catastrophe and individually large claims through the purchase of reinsurance (refer to Section 2.5 of this Analysis).


     USF&G also categorizes environmental, product liability, other long term exposures such as asbestos and other types of exposures where multiple claims relate to a similar cause of loss (excluding catastrophes) as "common circumstance claims." Total common circumstance claims paid (including loss adjustment expenses) for the period 1985 through 1993 were $343 million. Case reserves (exclusive of bulk reserves) outstanding for such claims were $214 million, $171 million, and $127 million at December 31, 1993, 1992, and 1991, respectively. USF&G's most significant common circumstance claim exposures include negligent construction, environmental, and asbestos claims. The table below sets forth selected information for each of these three categories:



                                                  TOTAL CLAIMS PAID
                                                   FROM 1985-1993        CASE RESERVES AT
CATEGORY                                           (INCLUDES LAE)        DECEMBER 31, 1993
- -----------------------------------------------  -------------------  -----------------------
                                                                (IN MILLIONS)
Negligent construction.........................       $      78              $      74
Environmental..................................             125                     61
Asbestos.......................................              81                     45

     At December 31, 1993, USF&G had 1,200 active files relating to environmental matters, including 76 coverage disputes. The number of claims under each file may vary significantly. In 1993, approximately 35 percent of paid environmental claims related to matters under which a USF&G insured was a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation, and Liability Act, commonly referred to as "Superfund", but many of these PRPs were only peripherally involved. Management does not believe that USF&G has material exposure to environmental or asbestos matters in excess of reserves or relative to other large property/casualty insurers because USF&G's customer base generally does not include large manufacturing companies, which tend to incur most of the known environmental and product liability exposures. Many of USF&G's environmental claims relate to small industrial or transportation accidents which individually are unlikely to involve material exposures. In addition, USF&G has recently consolidated handling of common circumstance claims into a specialized unit designed to more effectively manage such claim exposures.

     The above discussion regarding common circumstance claims relates solely to USF&G's direct business and does not include exposures assumed through F&G Re or otherwise. Management does not believe that assumed business which includes common circumstance claims involves exposures materially in excess of established reserves.

     The level of loss reserves for both current and prior years' claims is continually monitored and adjusted for changing economic, social, judicial, and legislative conditions. Management believes that loss reserves are adequate, but establishing appropriate reserves, particularly with respect to environmental or other long term exposure claims which are the subject of evolving legislative and judicial theories of liability, is highly judgmental and an inherently uncertain process.

2.4. CATASTROPHE LOSSES

     Gross catastrophe losses totaled $81 million in 1993, compared with $292 million in 1992. These losses, net of losses ceded to reinsurers, were $68 million in 1993 compared with $140 million in 1992. Gross and net catastrophe losses totaled $73 million in 1991 as no losses were ceded. Catastrophe losses, net of reinsurance, represented 3 percent of premiums earned for the year ended December 31, 1993, compared with 6 percent and 2 percent for 1992 and 1991, respectively. Catastrophe losses in 1993 included $27 million from the East Coast blizzard in March. The 1992 losses, the highest in USF&G's history, were primarily from Hurricane Andrew in Florida and hailstorms and tornadoes in Kansas and Oklahoma. The industry as a whole experienced record catastrophe losses in 1992 of approximately $23 billion, over five times the level of industry losses in 1991 of $4 billion. The catastrophe losses in 1991, the third highest in USF&G's history, resulted from a series of storms and tornadoes in the South and Midwest, Hurricane Bob, and the California fires.

2.5. CEDED REINSURANCE

     USF&G reinsures portions of its policy risks with other insurance companies or underwriters. Reinsurance allows USF&G to obtain indemnification against losses associated with insurance contracts it has written by entering into a reinsurance contract with another insurance enterprise (the reinsurer). USF&G pays (cedes) an amount to the reinsurer who agrees to reimburse USF&G for a specified portion of any claims paid on business under the reinsured contracts. Reinsurance gives USF&G the ability to write certain individually large risks or groups of risks, and control its exposure to losses by ceding a portion of such large risks. USF&G's ceding reinsurance agreements are generally structured on a treaty basis whereby all risks meeting a certain criteria are automatically reinsured. Shrinking capacity in the reinsurance market and the high catastrophe losses in recent years have increased prices and reduced the availability of catastrophe reinsurance. Property catastrophe reinsurance costs were $30 million in 1993, compared with $26 million and $21 million in 1992 and 1991, respectively. USF&G's property catastrophe loss retention levels have increased from $23 million in 1992 to approximately $50 million in 1993 at greater cost.

2.6. CAPACITY

     A key measure of both strength and growth capacity for property/casualty insurers is the ratio of premiums written to statutory policyholders' surplus. At year-end 1993, USF&G's premium-to-surplus ratio was 1.4:1, slightly higher than the industry average of 1.3:1, and represents an improvement over 1992's ratio of 1.5:1. Insurance regulators generally accept a ceiling for this ratio of 3.0:1; therefore, at its current ratio, USF&G has the capacity to grow by writing new business.

3. LIFE INSURANCE OPERATIONS

     Life insurance operations represented 14 percent of USF&G's revenues in 1993 and 34 percent of its assets at December 31, 1993. F&G Life's financial results are as follows:

                                                                    1993       1992       1991
                                                                  ---------  ---------  ---------
                                                                           (in millions)
Premiums........................................................  $     129  $     104  $     169
Net investment income...........................................        321        349        370
Policy benefits.................................................       (395)      (377)      (437)
Underwriting and operating expenses.............................        (61)       (77)       (94)
Other revenues and expenses.....................................         --         --         (1)
Restructuring charges...........................................         --         (3)        (2)
                                                                  ---------  ---------  ---------
Income (loss) before income taxes, realized gains, and the
  cumulative effect of adopting new accounting standards........  $      (6) $      (4) $       5
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

     Income (loss) comparisons were affected by increased sales and lower operating expenses offset by lower investment income in 1993. In 1992, F&G Life repositioned itself to become more competitive and service oriented. The repositioning resulted in a broadened product mix and a balanced distribution system. The revised market strategies, new distribution channels, and enhanced customer service are the major factors of the increase in sales in 1993 (refer to Section 3.2 in this Analysis). In addition, strategic repositioning and management actions to reduce costs contributed to a 29 percent decline in operating expenses in 1993 compared with 1992.

3.1. PRODUCTS

     F&G Life issues annuity and life insurance products. F&G Life's principal products are structured settlements, deferred annuities (including tax sheltered annuities), and other annuity products. Structured settlements are immediate annuities principally sold to the property/casualty company in settlement of insurance claims.

     Deferred annuity products accumulate cash values to which interest is credited. In 1993, deferred annuities were credited with interest rates that ranged between 9.0 and 4.5 percent, depending upon the year of issue and interest guarantee duration. The majority of deferred annuities in force were issued with initial interest guarantees from one to six years, with most written between 1988 and 1990 with a six year interest guarantee. The deferred annuities also include provisions for charges if the annuitant chooses to surrender the policy (see Section 3.3 of this Analysis). After the interest guarantee expires, the interest crediting rates can be adjusted annually on a policy's anniversary date. Deferred annuity products are sold through independent agents, insurance brokers, and national wholesale distributors. F&G Life's tax sheltered annuity products are deferred annuities that provide retirement income. Tax sheltered annuities are sold through a national wholesale distribution network primarily to teachers.

     Other annuities sold by F&G Life primarily consist of single premium immediate annuities ("SPIAs"). SPIAs provide a fixed stream of payments over a fixed period of time or over an individual's lifetime.

     F&G Life also markets, primarily through independent agents, universal life ("UL") and term life insurance products. UL insurance provides a death benefit for the life of the insured and accumulates cash values to which interest is credited. Term life insurance provides a fixed death benefit if the insured dies during the contractual period.

3.2. SALES

     The following table shows life insurance and annuity sales (premiums and deposits) by distribution system and product type:

                                                                      1993       1992       1991
                                                                    ---------  ---------  ---------
                                                                             (in millions)
DISTRIBUTION SYSTEM
  Direct-structured settlement annuities..........................  $      66  $      37  $      71
  Independent agencies/insurance brokers..........................         60         60         76
  National wholesaler--TSA........................................         35         --         --
  Member firm/financial institutions..............................          7          7         62
                                                                    ---------  ---------  ---------
       Total......................................................  $     168  $     104  $     209
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
PRODUCT TYPE
  Structured settlement annuities.................................  $      66  $      37  $      71
  Single premium deferred annuities...............................         44         33         70
  Tax sheltered annuities.........................................         35         --         --
  Other annuities.................................................         17         23         54
  Life insurance..................................................          6         11         14
                                                                    ---------  ---------  ---------
       Total......................................................  $     168  $     104  $     209
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

     Sales in 1993 were favorably affected by F&G Life's refocus on its marketing and customer service operations. F&G Life's restructuring replaced high fixed cost marketing programs with variable cost distribution channels. New products were designed to meet the needs of targeted customers and to increase sales opportunities. Since the implementation of the program in 1992, 1993 sales increased 62 percent when compared with 1992. In its effort to continue the improvement in sales, F&G Life intends to expand its existing distribution channels while developing other specialized marketing networks. F&G Life will develop new products, in concert with its distribution partners, to meet the needs of its targeted customers. However, given the expectation of continued low interest rates into 1994 and other market forces, there is no assurance that the 1993 improved sales trend will continue. As market interest rates declined in 1992 and 1993, F&G Life likewise lowered the rates offered on its annuity and universal life insurance policies to maintain adequate profit margins. F&G Life's 1992 sales declined by 50 percent from 1991 levels due to the effect of the low interest rate environment and the residual effects of USF&G's restructuring efforts and its credit ratings. Current and projected spreads between investment income and interest credited to policyholders have narrowed but remain positive. Total life insurance in force decreased to $12.1 billion in 1993, compared with $12.4 billion in 1992 and $13.4 billion in 1991. Since 1991, insurance in force has been affected by the decline in life insurance sales and an increase in universal life policy surrenders.


3.3. POLICY SURRENDERS

     Deferred annuities and universal life products are subject to surrender. Nearly all of F&G Life's surrenderable annuity policies allow for the refund of the cash value less a surrender charge. Surrender charges provide protection against premature policy surrender. Surrender activity has also been positively affected by the lower interest rate environment since most of the surrenderable annuities have guaranteed crediting rates higher than interest rates currently available. Deferred annuities, which represent 78 percent of surrenderable business, include surrender charges for periods ranging from 5 to 10 years. The majority of business in force was issued with surrender charges that declined from six percent to zero over six years.

     Policy surrenders totaled $211 million in 1993, compared with $192 million in 1992 and $586 million in 1991. Surrender activity was significantly reduced from the unusually high level experienced in 1991 when policyholders reacted to negative public perception of the life insurance industry in general, and the annuity business in particular, as well as the uncertainty at that time about USF&G's restructuring efforts. The total account value of F&G Life's surrenderable annuities was $2.6 billion at December 31, 1993, and approximately $229 million was surrenderable at current account value (i.e., without surrender charges) on that date. The surrender charge period on $2.2 billion of F&G Life's single-premium deferred annuity products expires within the next four years. The surrender charge period on $751 million expires during 1994. Management has a conservation program in place to provide holders of policies maturing with renewal options in an effort to provide them with investment alternatives within F&G Life. F&G Life's investments have been structured to provide sufficient liquidity to fund withdrawals. Management believes that F&G Life, with a liquid assets to surrender value of surrenderable business of 126 percent at December 31, 1993, continues to maintain a high degree of liquidity and has the ability to meet surrender obligations for the foreseeable future.

3.4. DEFERRED POLICY ACQUISITION COSTS ("DPAC")

     Costs to acquire and issue life insurance policies are generally deferred and amortized in future periods. The recoverability of these amounts is regularly reviewed. In reviewing the assumptions used to amortize DPAC, management analyzes expected policy surrender experience, projected investment spreads, and other criteria.

     Policy acquisition costs unfavorably affected results as $8 million, $10 million, and $9 million of normally deferrable costs were expensed in 1993, 1992, and 1991, respectively, because sales levels were not sufficient to support the deferral of such costs. In 1992, $10 million of previously deferred costs were expensed as a result of management's evaluation and subsequent changes in the estimates and assumptions used to amortize these costs. Management considered policy surrenders that, although significantly reduced from 1991 levels, were still considered above "normal," the expectation of future investment yields, and the spread between investment yields and interest credited to policyholders. In 1991, the above normal levels of policy surrenders resulted in the expensing of $20 million of previously deferred costs, which were offset by income from surrender charges of $15 million. High surrender activity or changes in expected profit margins in future years could have similar negative effects on future results.

4. PARENT AND NONINSURANCE OPERATIONS

     Parent company interest and other unallocated expenses and net losses from noninsurance operations were as follows:

                                                                     1993       1992       1991
                                                                   ---------  ---------  ---------
                                                                            (in millions)
PARENT COMPANY EXPENSES:
  Interest expense...............................................  $     (37) $     (35) $     (42)
  Unallocated expenses, net......................................        (35)       (34)       (20)
NONINSURANCE LOSSES:
  Management consulting..........................................         (2)        (4)        (2)
  Oil and gas....................................................         --        (18)       (17)
  Other noninsurance investments.................................         (9)       (13)       (22)
RESTRUCTURING CHARGES............................................         --         (2)        (6)
                                                                   ---------  ---------  ---------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND REALIZED
GAINS............................................................  $     (83) $    (106) $    (109)
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

     Interest expense in 1993 was generally consistent with 1992; however, compared with 1991, interest expense was lower due primarily to declines in outstanding debt and lower rates on short-term debt. As a result of a restructuring, there were no oil and gas operating losses in 1993. During 1992, USF&G incurred $2 million of restructuring charges related to its oil and gas operations. The result of this restructuring was to merge the operations with another oil and gas exploration and production company. In 1993, the successor company issued shares through an initial public offering, thereby reducing USF&G's percentage ownership. The improvement in other noninsurance investments from 1992 to 1993 primarily related to income from notes received from the sale of an investment management subsidiary in 1992. Restructuring charges in 1991 related to revisions to restructuring estimates originally established in the prior year and the expansion of the restructuring program during the year.

5. INVESTMENTS

     The table below shows the distribution of USF&G's investment portfolio.


                                                            1993         1992        1991
                                                         -----------  ----------  ----------
Total investments (in millions)........................  $    11,377  $   11,346  $   12,167
Fixed maturities:
  Held to maturity.....................................           41%         64%         31%
  Available for sale...................................           43          17          44
                                                         -----------  ----------  ----------
     Total fixed maturities............................           84          81          75
                                                         -----------  ----------  ----------
Common and preferred stocks............................            1           1           4
Short-term investments.................................            3           5          10
Mortgage loans and real estate.........................            9           9           9
Other invested assets..................................            3           4           2
                                                         -----------  ----------  ----------
     Total.............................................          100%        100%        100%
                                                         -----------  ----------  ----------
                                                         -----------  ----------  ----------


     USF&G's investment mix has been repositioned to increase the percentage of high quality fixed-income securities in the portfolio. Long-term fixed maturities comprise 84 percent of total investments at December 31, 1993, compared with 81 percent and 75 percent at December 31, 1992 and 1991, respectively. At December 31, 1990, fixed maturities comprised less than 65 percent of total investments. The general level of investment in fixed maturities is expected to be maintained through 1994. The increased proportion of fixed maturities "available for sale" at December 31, 1993 compared with prior periods reflects the implementation of SFAS No. 115.

5.1. NET INVESTMENT INCOME

     The following table shows the components of net investment income.

                                                                      1993       1992       1991
                                                                    ---------  ---------  ---------
                                                                         (dollars in millions)
Net investment income from:
  Fixed maturities................................................  $     721  $     739  $     711
  Equity securities...............................................         14         12         29
  Options.........................................................         --         37         65
  Short-term investments..........................................          9         27         73
  Real estate and mortgage loans..................................         41         50         35
  Other, less expenses............................................        (36)       (48)       (36)
                                                                    ---------  ---------  ---------
     Total........................................................  $     749  $     817  $     877
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
Average yield.....................................................        6.7%       7.3%       7.8%
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

     Investment results were significantly affected by declining interest rates in 1993. The interest rate environment had a two-pronged effect on net investment income, which decreased 8 percent and 15 percent when compared with 1992 and 1991, respectively. The reduction in interest rates triggered prepayments on mortgage-backed securities and refinancing of debt by long-term borrowers. During 1993, maturities and other repayments of USF&G's fixed maturity investments totaled $1.3 billion and proceeds from fixed maturities sales totaled $1.7 billion. Proceeds from these sales and repayments of fixed maturities were reinvested at substantially lower rates. For 1993, net investment income from fixed maturities decreased by 2.4 percent when compared with 1992 and increased by 1.4 percent when compared with 1991. Average yields on fixed maturities were 7.7 percent, 8.6 percent, and 9.2 percent for the years ended December 31, 1993, 1992, and 1991, respectively.

     While interest rate changes have contributed to declines in average yields since 1991, another significant factor was the elimination of option income. Prior to 1993, options were written on a segment of USF&G's fixed maturity portfolio. In 1993, USF&G elected to eliminate its debt option writing program and thereby forfeit option income in order to avoid exposing its fixed maturities to the possibility of being called. Excluding option income the average yield on invested assets was 7.2 percent in 1991 and 7.0 percent in 1992 compared with 6.7 percent in 1993.

     The reduction in net investment income from short-term investments since 1991 reflects both the effect of lower interest rates and the reduced level of assets allocated to short-term investments. The sale of income-producing properties combined with losses on equity partnerships were the primary factors in the decline from 1992 to 1993 in real estate and mortgage loan investment income.

     Management does not anticipate a significant increase in interest rates during 1994. Therefore, it is likely that net investment income will decline further in 1994 as prepayments and maturities continue and proceeds are reinvested at continued low rates.

5.2. REALIZED GAINS (LOSSES)

     The components of net realized gains (losses) include the following:

                                                                       1993        1992       1991
                                                                    -----------  ---------  ---------
                                                                              (in millions)
Net gains (losses) from sales:
  Fixed maturities................................................   $      79   $     179  $     157
  Equities and options............................................           5          52         (2)
  Real estate and mortgage loans..................................           6          (3)        (3)
  Other...........................................................          --          11        (44)
                                                                    -----------  ---------  ---------
     Total net gains..............................................          90         239        108
                                                                    -----------  ---------  ---------
Provisions for impairment:
  Fixed maturities................................................         (10)        (20)       (15)
  Equities........................................................          (8)         --        (18)
  Real estate.....................................................         (51)        (43)       (29)
  Other...........................................................         (15)        (28)        --
                                                                    -----------  ---------  ---------
     Total provisions.............................................         (84)        (91)       (62)
                                                                    -----------  ---------  ---------
Losses due to portfolio restructuring.............................          --          --         (8)
                                                                    -----------  ---------  ---------
  Net realized gains..............................................   $       6   $     148  $      38
                                                                    -----------  ---------  ---------
                                                                    -----------  ---------  ---------


     To more effectively match the duration of its investments with its life insurance liabilities, USF&G repositioned a portion of its fixed maturity investments in 1993. The related sales of fixed maturities were the primary reason for net gains of $90 million in 1993. Investment sales to offset declines in capital and statutory surplus caused by catastrophe losses and other sales as part of
                                      S-37

USF&G's portfolio repositioning resulted in net gains of $239 million and $108 million in 1992 and 1991, respectively. In 1992, USF&G realized $52 million of gains on equities and reallocated the proceeds to relatively less volatile fixed maturities.

     To reflect impairments in the value of certain of its investments, USF&G made provisions for impairment of $84 million in 1993 compared with $91 million in 1992 and $62 million in 1991. Real estate provisions in 1993 primarily related to specific properties either sold in 1993 or expected to be sold in the near term. These properties were written down to net realizable value with corresponding increases to real estate reserves. Similar real estate provisions were taken in 1992 and 1991 to reflect both changes in circumstances related to specific properties and general real estate market deterioration. The recognition of other than temporary impairments on two equity holdings which were subsequently sold during 1993 and one investment where USF&G holds a minority interest were key elements in net realized losses of $3 million on equities and $15 million on other invested assets in 1993.


5.3. UNREALIZED GAINS (LOSSES)

     The components of the changes in unrealized gains (losses) were as follows:

                                                                       1993       1992       1991
                                                                     ---------  ---------  ---------
                                                                              (in millions)
Equity securities..................................................  $      23  $     (39) $      47
Fixed maturities available for sale................................        222         --         --
Deferred policy acquisition cost adjustment........................        (30)        --         --
Other..............................................................          8         29        (10)
                                                                     ---------  ---------  ---------
       Total.......................................................  $     223  $     (10) $      37
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

     USF&G's adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," favorably impacted shareholders' equity as market value changes in fixed maturities "available for sale" were reflected in unrealized gains on investments in 1993. Unrealized gains on fixed maturities classified as "available for sale" were $222 million at December 31, 1993. Prior to adoption of SFAS No. 115, appreciation on fixed maturities was not included as a component of shareholders' equity. This was partially offset by a DPAC adjustment reflecting assumptions about the effect of potential asset sales on future DPAC amortization should the unrealized gains on assets matched to certain life insurance liabilities be realized and the proceeds reinvested at lower rates. Under this scenario margins on annuity products could potentially be reduced, leading to an acceleration of DPAC amortization. Appreciation in the equity portfolio and several stock funds as well as the partial sale of a foreign equity holding which had an unrealized loss at December 31, 1992, also contributed to the favorable change in unrealized gains. A reduction in unrealized gains of $10 million occurred in 1992 largely due to the realization of gains on the sale of equities offset by the elimination of unrealized losses on written options. A general appreciation in the equity markets resulted in a $47 million increase in unrealized gains on equity securities in 1991.

5.4. FIXED MATURITY INVESTMENTS

     The tables below detail the composition of the fixed maturity portfolio.

                                                                1993       1992       1991
                                                              ---------  ---------  ---------
                                                                   (dollars in millions)
U.S. Government bonds.......................................  $     308  $     554  $   2,613
Corporate investment grade bonds............................      4,866      3,103      1,806
Mortgage-backed securities..................................      2,403      3,824      3,174
Asset-backed securities.....................................      1,149        995        793
High-yield bonds*...........................................        562        522        433
Tax-exempt bonds............................................         48         71        173
Other.......................................................          6        136        121
                                                              ---------  ---------  ---------
     Total fixed maturities at amortized cost...............  $   9,342  $   9,205  $   9,113
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
Total market value of fixed maturities......................  $   9,699  $   9,319  $   9,486
Net unrealized gains........................................  $     357  $     114  $     373
                                                              ---------  ---------  ---------
Percent market-to-amortized cost............................        104%       101%       104%

- ---------------
* See Glossary of Terms

                                                        1993                      1992                       1991
                                               -----------------------  -------------------------  -------------------------
                                                Amortized     Market     Amortized      Market      Amortized      Market
                                                   Cost        Value        Cost         Value         Cost         Value
                                               ------------  ---------  ------------  -----------  ------------  -----------
                                                                               (in millions)
Fixed maturities:
  Held to maturity...........................   $    4,661   $   4,796   $    7,218    $   7,290    $    3,749    $   3,880
  Available for sale.........................        4,681       4,903        1,987        2,029         5,364        5,606
                                               ------------  ---------  ------------  -----------  ------------  -----------
     Total...................................   $    9,342   $   9,699   $    9,205    $   9,319    $    9,113    $   9,486
                                               ------------  ---------  ------------  -----------  ------------  -----------
                                               ------------  ---------  ------------  -----------  ------------  -----------

     In compliance with SFAS No. 115, USF&G classified 50 percent of its fixed maturity portfolio as "available for sale." Management believes that this level of securities available for sale is adequate for USF&G to meet its operating liquidity needs and provides the flexibility necessary to respond to changes in the investment markets. Securities classified as available for sale are carried at market value with unrealized gains and losses included in shareholders' equity. At December 31, 1993, unrealized gains were $222 million. Securities classified as "held to maturity", which are carried at amortized cost, had unrealized gains of $135 million at December 31, 1993. Prior to the adoption of SFAS No. 115, gains on fixed maturities were not recognized in USF&G's financial statements until the gains were realized at the time of sale. Such unrealized gains on fixed maturities available for sale were $42 million and $242 million at December 31, 1992 and 1991, respectively. Unrealized gains on securities classified as held to maturity were $72 million and $131 million at December 31, 1992 and 1991, respectively. Declining interest rates, which resulted in rising bond prices, were responsible for the three percentage point increase from 1992 to 1993 in the fixed maturity portfolio's overall market-to-amortized cost ratio.

     The effect on fixed maturities of falling interest rates was most evident in the decline in holdings of mortgage-backed securities during 1993. Investments in mortgage-backed securities declined 37 percent and 24 percent when compared with holdings at December 31, 1992 and 1991, respectively, due primarily to the reallocation of principal prepayments to corporate investment grade bonds. Declining interest rates in 1993 led to the prepayment of a significant portion of USF&G's mortgage-backed portfolio. Proceeds from these prepayments, combined with other sales proceeds, were invested in corporate investment grade securities to maintain a balance of sufficient credit quality and overall portfolio yield. While subject to the prepayment risk experienced during 1993, credit risk related to mortgage-backed securities is believed to be minimal as 99 percent of such securities at December 31, 1993 have AAA ratings or are collateralized by obligations of the U. S. Government or its agencies.

     Debt obligations of the U. S. Government and its agencies and other investment-grade bonds comprised 94 percent of the portfolio at December 31, 1993, compared with 93 percent at both December 31, 1992 and 1991. The table below shows the credit quality of the long-term fixed maturity portfolio as of December 31, 1993.

                                                                                                       Percent Market-
                                                          Amortized                     Market          to-Amortized
                                                             Cost         Percent        Value              Cost
                                                         ------------  -------------  -----------  -----------------------
                                                                               (dollars in millions)
U. S. Government and U. S. Government Agencies.........   $    2,351            25%    $   2,453                104%
AAA....................................................        1,808            19         1,866                103
AA.....................................................        1,305            14         1,342                103
A......................................................        2,296            25         2,390                104
BBB....................................................        1,020            11         1,055                103
Below BBB..............................................          562             6           593                106
                                                         ------------        -----    -----------             -----
     Total.............................................   $    9,342           100%    $   9,699                104%
                                                         ------------        -----    -----------             -----
                                                         ------------        -----    -----------             -----

     USF&G's holdings in high-yield bonds comprised six percent of the total fixed maturity portfolio at December 31, 1993, compared to five percent of the portfolio at December 31, 1992 and 1991. High-yield bonds' market-to-amortized cost ratio has improved three percentage points and seven percentage points compared to December 31, 1992 and 1991, respectively. Of the total high-yield bond portfolio, 69 percent is held by the life insurance segment, representing 9 percent of the life segment's total investments. The table below illustrates the credit quality of the high-yield bond portfolio at December 31, 1993.

                                                                                                        Percent Market-
                                                           Amortized                     Market          to-Amortized
                                                             Cost          Percent        Value              Cost
                                                         -------------  -------------  -----------  -----------------------
                                                                               (dollars in millions)
BB.....................................................    $     352             63%    $     369                105%
B......................................................          209             37           218                104
CCC and lower..........................................           10              2             6                 60
Valuation allowance....................................           (9)            (2)           --                 --
                                                              ------          -----    -----------             -----
     Total.............................................    $     562            100%    $     593                106%
                                                              ------          -----    -----------             -----
                                                              ------          -----    -----------             -----

- ---------------
The information on credit quality in the preceding two tables is based upon the higher of the rating assigned to each issue of fixed-income bonds by either Standard & Poor's or Moody's. Where neither Standard & Poor's nor Moody's has assigned a rating to a particular fixed maturity issue, classification is based on 1) ratings available from other recognized rating services; 2) ratings assigned by the NAIC; or 3) an internal assessment of the characteristics of the individual security if no other rating is available.

     At December 31, 1993, USF&G's five largest investments in high-yield bonds totaled $86 million in book value and had a market value of $90 million. None of these investments individually exceeded $28 million. USF&G's largest single high-yield bond exposure represented 5 percent of the high-yield portfolio and
0.3 percent of the total fixed maturity portfolio.

5.5. REAL ESTATE

     The table below shows the components of USF&G's real estate portfolio.

                                                                 1993       1992       1991
                                                               ---------  ---------  ---------
                                                                        (in millions)
Mortgage loans...............................................  $     302  $     186  $     291
Equity real estate...........................................        793        926        864
Reserves.....................................................       (108)      (108)       (88)
                                                               ---------  ---------  ---------
  Total......................................................  $     987  $   1,004  $   1,067
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

     The increased allocation to mortgage loans in 1993 reflects a strategy of maintaining a generally consistent level of real estate assets while allocating more funds to traditional mortgage loans and reducing real estate equity-type investments.

     USF&G's real estate investment strategy emphasizes diversification by geographic region, property type, and stage of development. The diversification of USF&G's mortgage loan and real estate portfolio is as follows:

                                                                       1993         1992         1991
                                                                    -----------  -----------  -----------
GEOGRAPHIC REGION
  Pacific/Mountain................................................          33%          33%          31%
  Southeast.......................................................          22           22           23
  Mid-Atlantic....................................................          19           17           17
  Midwest.........................................................          18           19           20
  Southwest.......................................................           5            6            6
  Northeast.......................................................           3            3            3
TYPE OF PROPERTY
  Office..........................................................          37%          33%          34%
  Land............................................................          27           28           25
  Apartments......................................................          19           16           18
  Industrial......................................................           9           11           11
  Retail/other....................................................           6           10            8
  Timberland/agriculture..........................................           2            2            4
DEVELOPMENT STAGE
  Operating property..............................................          73%          72%          75%
  Land development................................................          16           17           14
  Land packaging..................................................          11           11           11

     Real estate investments are generally appraised at least once every three years. Appraisals are obtained more frequently under certain circumstances such as when there are significant changes in property performance or market conditions. All of these appraisals are performed by professionally certified appraisers.

     USF&G's five largest real estate investments had a book value of $322 million at December 31, 1993. The largest single investment was $89 million, or eight percent of the total real estate portfolio.

     Mortgage loans and real estate investments not performing in accordance with contractual terms, or performing significantly below expectation, are categorized as nonperforming. Nonperforming real estate investments totaled $249 million at December 31, 1993, which represented declines of 28 percent and 37 percent, respectively, when compared with December 31, 1992 and 1991. The reduction in nonperforming real estate was driven by operating improvements in properties warranting reclassification to performing real estate, the sale of certain nonperforming real estate properties, and write-downs on specific properties.

     The book value of the components of nonperforming real estate were as follows:

                                                                         1993       1992        1991
                                                                    ---------  ---------  -----------
                                                                          (dollars in millions)
Loans not current as to interest or principal.....................  $      --  $      --   $      72
Restructured loans and investments................................          4          4          21
Real estate held as in-substance foreclosure......................         14         15           4
Real estate acquired through foreclosure or
  deed-in-lieu of foreclosure.....................................        121        190         157
Land investments..................................................         57         71          60
Nonperforming equity investments..................................         53         66          79
                                                                    ---------  ---------  -----------
     Total nonperforming real estate..............................  $     249  $     346   $     393
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------
Real estate reserves..............................................  $     108  $     108   $      88
Reserves/nonperforming real estate................................         43%        31%         22%
                                                                    ---------  ---------  -----------
                                                                    ---------  ---------  -----------

     Valuation allowances are established for impairments of mortgage loans and real estate equity values based on periodic evaluations of the operating performance of the properties and their exposure to declines in value. The allowance totaled $108 million, or 10 percent of the entire real estate portfolio, at both December 31, 1993 and 1992. In 1991, the allowance was $88 million, which represented 8 percent of the total real estate portfolio. In light of USF&G's current plans with respect to the portfolio, management believes the allowance at December 31, 1993 adequately reflects the current condition of the portfolio. Should deterioration occur in the general real estate market or with respect to individual properties in the future, additional reserves may be required. Prospectively, efforts will continue to reduce risk and increase yields in the real estate portfolio by selling equity real estate when it is advantageous to do so and reinvesting the proceeds in medium-term mortgage loans.

6. FINANCIAL CONDITION

6.1. ASSETS

     USF&G's assets totaled $14.3 billion at December 31, 1993, compared to $13.1 billion and $14.5 billion at the end of 1992 and 1991, respectively. The $1.2 billion increase in 1993 is primarily due to the implementation of SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" (refer to Section 1.2 in this Analysis).

6.2. DEBT

     USF&G's debt totaled $618 million at December 31, 1993, compared with $616 million and $677 million at December 31, 1992 and 1991, respectively. The increase in debt from 1992 to 1993 is attributable to $5 million of additional debt resulting from a change in percentage ownership of a real estate limited partnership, offset by a $3 million repayment of industrial revenue bonds by the property/casualty segment. Real estate debt is project related and generally depends on the project's cash flow to provide debt service. As a result of entering into currency swap agreements, there was no effect on net income from translation of non-U.S. dollar denominated debt.

6.3. SHAREHOLDERS' EQUITY

     USF&G's shareholders' equity totaled $1.51 billion at December 31, 1993, $1.27 billion at December 31, 1992, and $1.32 billion at December 31, 1991. The increase in 1993 was the result of an increase in unrealized gains on investments primarily related to the implementation of SFAS No. 115 (refer to Section 1.2 in this Analysis) which, as a result of recording fixed maturity investments available for sale at market value, increased shareholders' equity by $222 million. This was offset by a $30 million adjustment in unrealized losses related to DPAC (refer to Section 5.3 in this Analysis). Additionally, net income of $165 million and an increase of $6 million in paid-in capital due to the exercise of stock options and the granting of stock awards pursuant to the 1993 Stock Plan for Non-Employee Directors increased shareholders' equity. These increases in equity were reduced by an $85 million minimum pension liability which was recorded due to the declining interest rate environment in 1993 and a related decrease in the discount rate assumed to estimate the present value of pension benefit obligations. Dividends to shareholders reduced equity by $66 million. Common stock dividends declared in 1993, 1992, and 1991 totaled $17 million per year. Annual preferred stock dividends declared in 1993 and 1992 totaled $48 million per year, compared with $37 million in 1991.


6.4. CAPITAL STRATEGY

     Subject to capital market conditions, over the next two years USF&G plans to refinance up to approximately $600 million of debt. In anticipation of the expiration in 1995 of the short-term bank credit facility, it is expected that the $375 million balance outstanding at December 31, 1993 will be refinanced with longer term debt and that a reduced short-term facility will be renegotiated. Where opportunities exist, other outstanding debt may be refinanced at lower interest rates. In addition, depending upon the market value of its Common Stock, USF&G plans to call for redemption the Series C Preferred Stock and a portion of the Series B Preferred Stock under circumstances which will result in shares of those series of Preferred Stock being converted to Common Stock.

7. LIQUIDITY

     Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. USF&G requires cash primarily to pay policyholders' claims and benefits, debt and dividend obligations, and operating expenses. USF&G's sources of cash include cash flow from operations, credit facilities, and sales of marketable securities and other assets. Management believes that internal and external sources of cash will continue to exceed USF&G'S short and long-term needs. In addition, USF&G has $647 million in aggregate unissued debt, preferred stock and common stock (and warrants to purchase debt and equity securities) registered pursuant to shelf registrations with the Securities and Exchange Commission. These securities may be issued from time to time, depending on market conditions.

7.1. CASH FLOW FROM OPERATIONS

     USF&G had cash flow from continuing operations of $87 million in 1993 and $99 million in 1992, compared with negative cash flow from continuing operations of $4 million in 1991. The primary factors contributing to the decrease in cash flow for 1993 in comparison with 1992 were a decline in premiums and investment income in the property/casualty segment, offset by a reduction in loss payments and operating expenses.

7.2. CREDIT FACILITIES

     USF&G maintains a $700 million committed credit facility with a group of foreign and domestic banks. Borrowings outstanding under the credit facility totaled $375 million at December 31, 1993, 1992, and 1991. This credit facility expires in 1995. The credit agreement contains restrictive covenants, defined in the agreement, pertaining to indebtedness and tangible net worth levels. USF&G was in compliance with these covenants at December 31, 1993, 1992, and 1991.

7.3. MARKETABLE SECURITIES

     USF&G's fixed maturity, equity, and short-term investment portfolios are liquid and represent substantial sources of cash. Fixed maturities are classified as "held to maturity" if USF&G has both the ability and intent to hold the securities until maturity or near maturity. Fixed maturities that may be sold prior to maturity are classified as "available for sale." The market value of fixed maturities held to maturity was $4.8 billion at December 31 , 1993, which represents 103 percent of amortized cost. Fixed maturities available for sale had a market value of $4.9 billion at December 31, 1993, which represents 105 percent of amortized cost. At year-end, equity securities, which are reported at market value in the balance sheet, totaled $135 million. Short-term investments totaled $322 million.

7.4. LIQUIDITY RESTRICTIONS


     There are certain restrictions on the payment of dividends by insurance subsidiaries that may limit USF&G's ability to receive funds from its insurance subsidiaries. The Maryland Insurance Code requires the Maryland Insurance Commissioner's prior approval for any dividend payments during a twelve-month period from a Maryland subsidiary, such as USF&G Company, to its holding company which exceed 10 percent of policyholders' surplus as of the prior calendar year end. In addition, notice of any other dividend must be given to the Maryland Insurance Commissioner prior to payment, and the Commissioner has the right to prevent payment of such dividend if it is determined that such payment could impair the insurer's financial condition. USF&G Company's policyholders' surplus at December 31, 1993, totaled $1.5 billion. USF&G's insurance subsidiaries' admitted assets for statutory purposes included a total of approximately $245 million in receivables from the parent and affiliated companies. Dividends of $154 million are currently available for payment to USF&G from USF&G Company during 1994 without prior regulatory approval. Dividends paid to USF&G totaled $125 million in 1993 and 1992, compared with $127 million in 1991.


8. REGULATION

8.1. GENERAL

     USF&G's insurance subsidiaries are subject to extensive regulatory oversight in the jurisdictions where they do business. This regulatory structure, which generally operates through state insurance departments, involves the licensing of insurance companies and agents, limitations on the nature and amount of certain investments, restrictions on the amount of single insured risks, approval of policy forms and rates, limitations on dividends, limitations on the ability to withdraw from certain lines of business such as personal lines and workers compensation, and other matters. Recently, there has been increased scrutiny of the insurance regulatory framework. A number of state legislatures have considered or enacted legislation that alters and, in many cases, increases state authority to regulate insurance companies. Proposals to adopt a federal regulatory framework have also been discussed recently. It is not possible to predict the future impact of increasing state or potential federal regulation on USF&G's operations.

8.2. PROPOSITION 103


     In November 1988, California voters passed Proposition 103, which required insurers doing business in that state to rollback property/casualty premium prices in effect between November 1988 and November 1989 to 1987 levels, less an additional 20 percent discount, unless an insurer could establish that such rate levels threatened its solvency. As a result of a court challenge, the California Supreme Court ruled in May 1989 that an insurer does not have to face insolvency in order to qualify for exemption from the rollback requirements and is entitled to a "fair and reasonable return." Significant controversy has surrounded the numerous regulations proposed by the California Insurance Department, which would be used to determine whether rate rollbacks and premium refunds are required by insurers. Some of the Insurance Department's proposals were disapproved by the California Office of Administrative Law ("OAL"), which is responsible for the review and approval of such regulations. The most recent regulations proposed by the Insurance Department have not yet been reviewed by the OAL, pending a recent court challenge by various insurers to the Department's authority to issue such regulations. On February 25, 1993, the trial judge presiding over that court challenge voided substantial parts of the regulations proposed by the Insurance Department. The court held that the Insurance Department's regulations exceeded the Department's authority by setting rates based upon an across-the-board formula. The court indicated that rates and what constitutes a reasonable return would have to be determined individually for each insurer and that the Department's authority was to approve or disapprove rates proposed by insurers rather than setting rates which cannot vary from a prescribed formula. An appeal is currently pending before the California Supreme Court.


     During 1989, less than five percent of USF&G's total premiums were written in the State of California. USF&G believes that the returns it received, both during and since the one-year rollback period, have not exceeded the "fair and reasonable return" standard. Additionally, based on the long history of events and the significant uncertainty about the Insurance Department's regulations, management does not believe it is probable that the revenue recognized during the rollback period will be subject to a material refund. Management believes that no premium refund should be required for any period after November 8, 1988, but that any rate rollbacks and premium refunds, if ultimately required, would not have a material adverse effect on USF&G's financial position.

8.3. MAINE "FRESH START" LITIGATION

     In 1987, the State of Maine adopted workers compensation reform legislation which was intended to rectify historic rate inadequacies and encourage insurance companies to reenter the Maine voluntary workers compensation market. This legislation, which was popularly known as "Fresh Start," required the Maine Superintendent of Insurance to annually determine whether the premiums collected for policies written in the involuntary market and related investment income were adequate on a policy-year basis. The Superintendent was required to assess a surcharge on policies written in later policy years if it was determined that rates were inadequate. Assessments were to be borne by workers compensation policyholders, except that for policy years beginning in 1989 the Superintendent could require insurance carriers to absorb up to 50 percent of any deficits if the Superintendent found that insurance carriers failed to make good faith efforts to expand the voluntary market and depopulate the residual market. Insurance carriers which served as servicing carriers for the involuntary market would be obligated to pay 90 percent of the insurance industry's share. The Maine Fresh Start statute requires the Superintendent to annually estimate each year's deficit for seven years before making a final determination with respect to that year.

     In March 1993, the Superintendent affirmed a prior Decision and Order (known as the "1992 Fresh Start Order") in which he, among other things, found that there were deficits for the 1988, 1989, and 1990 policy years, and that insurance carriers had not made a good faith effort to expand the voluntary market and consequently were required to bear 50 percent of any deficits relating to the 1989 and 1990 policy years. The Superintendent further found that a portion of these deficits were attributable to servicing carrier inefficiencies and poor investment practices and ordered that these costs be absorbed by insurance carriers. Also, in May 1993 the Superintendent found that insurance carriers would be liable for 50 percent of any deficits relating to the 1991 policy year (the "1993 Fresh Start Order"), but indicated that he would make no further determinations regarding the portions of any deficits attributable to alleged servicing carrier inefficiencies and poor investment practices until his authority to make such determinations was clarified in the various suits involving prior Fresh Start orders.

     USF&G was a servicing carrier for the Maine residual market in 1988, 1989, 1990, and 1991. USF&G withdrew from the Maine voluntary market and as a servicing carrier effective December 31, 1991. USF&G has joined in an appeal of the 1992 Fresh Start Order which was filed April 5, 1993, in a case captioned THE HARTFORD ACCIDENT AND INDEMNITY COMPANY, ET AL., v. SUPERINTENDENT OF INSURANCE filed in Superior Court, State of Maine, Kennebec. In addition to The Hartford Accident and Indemnity Company and USF&G, the National Council of Compensation Insurance ("NCCI") and several other insurance companies which were servicing carriers during this time frame have instituted similar appeals. These appeals will be heard on a consolidated basis in a case captioned NATIONAL COUNCIL OF COMPENSATION INSURANCE, ET AL., v. ATCHINSON. USF&G is seeking, among other things, to have the court set aside the Superintendent's findings that the industry did not make a good faith effort to expand the voluntary market and is responsible for deficiencies resulting from alleged poor servicing and investments. Similar appeals of the Superintendent's 1993 Fresh Start Order have been filed by USF&G, the NCCI and several other servicing carriers in the same court. The appeals of the 1993 Fresh Start Order will be heard on a consolidated basis in a case captioned THE NATIONAL COUNCIL OF COMPENSATION INSURANCE, ET AT., v. ATCHINSON.

     Estimates of the potential deficits vary widely and are continuously revised as loss and claims data matures. If the Superintendent were to prevail on all issues, then the range of liability for USF&G, based on the most recent estimates provided by the Superintendent and the NCCI, respectively, could range from approximately $12 million to approximately $19 million. However, USF&G believes that it has meritorious defenses and has determined to defend the actions vigorously.

8.4. INVOLUNTARY MARKET PLANS

     Most states require insurers to provide coverage for less desirable risks through participation in mandatory programs. USF&G's participation in assigned risk pools and similar plans, mandated now or in the future, creates and is expected to create downward pressure on earnings.

8.5. WITHDRAWAL FROM BUSINESS LINES

     Some states have adopted legislation or regulations restricting or otherwise limiting an insurer's ability to withdraw from certain lines of business. Such restrictions are most often found in personal lines and workers compensation insurance. Such restrictions limit USF&G's ability to manage its exposure to unprofitable lines and adversely affects earnings to the extent USF&G is required to continue writing unprofitable business.

8.6. GUARANTY FUNDS

     Insurance guaranty fund laws have been adopted in most states to protect policyholders in case of an insurer's insolvency. Insurers doing business in those states can be assessed for certain obligations of insolvent companies to policyholders and claimants, which assessments can under certain circumstances be credited against future premium taxes. Net of such tax credits, USF&G incurred $15 million of guaranty fund expense in 1993 and $13 million in 1992.

     Financial difficulties of certain insurance companies over the past several years could result in additional assessments that would have a negative impact on future earnings. State laws limit the amount of annual assessments which are based on percentages (generally two percent) of assessable annual premiums in the year of insolvency. The amount of these assessments cannot be reasonably estimated and is not expected to have a material adverse effect on USF&G's financial position.

8.7. NAIC PROPOSALS

     The National Association of Insurance Commissioners ("NAIC") has proposed several model laws and regulations which are in varying stages of discussion. The NAIC has adopted model regulations which establish minimum capitalization requirements based on a "risk-based capital" formula. One version of this model regulation is applicable for life insurers with respect to their financial position as of December 31, 1993. A second version was adopted by the NAIC in December 1993 for implementation by property/casualty insurers in 1995 with respect to their financial position as of December 31, 1994. The statutory "risk adjusted" capital of USF&G Company and F&G Life as of December 31, 1993, were such that no regulatory action would be required (assuming that the NAIC model regulation applied to property/casualty insurers in 1993). The NAIC has also proposed a Model Investment Law which prescribes the investments that are permissible for property/casualty and life insurers to hold. Adoption of this model law is targeted for September 1994, at the earliest. It is not expected that the final adoption of these regulations by the NAIC will result in any material adverse effect on USF&G's liquidity or financial position.

8.8. NATIONAL HEALTH CARE

     President Clinton has presented a proposal to enact a comprehensive national health care system. One component of this proposal would merge the medical payment system for workers compensation and the medical payments component of automobile insurance into a single health care system. Although some form of the Administration's national health care proposal may be enacted, it is unclear whether any such legislation will address workers compensation or personal automobile insurance. Several alternatives currently being discussed would not have a significant impact on the workers compensation system, while others could have a significant effect. The likelihood of passage of any particular form of legislation cannot be predicted at this time. It is too early to predict the impact of any such legislation on USF&G.

8.9. SUPERFUND

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), more commonly known as Superfund, is currently scheduled to be reauthorized in 1994. Insurance companies, other businesses, environmental groups and municipalities are advocating a variety of reform proposals to revise the cleanup and liability provisions of CERCLA. No reliable prediction can be made as to the ultimate outcome of the legislative deliberations regarding the reauthorization of CERCLA or the effect any revisions could have on USF&G.

8.10. INSURANCE REGULATORY INFORMATION SYSTEM

     The NAIC's Insurance Regulatory Information System ("IRIS") ratios are intended to assist state insurance departments in their review of the financial condition of insurance companies operating within their respective states. IRIS specifies eleven industry ratios and establishes a "usual range" for each ratio. Significant departure from a number of ratios may lead to inquiries from state insurance regulators. As of December 31, 1993, USF&G was within the "usual range" for all IRIS ratios.

9. INCOME TAXES


     Effective January 1, 1993, USF&G changed its method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes." This standard requires recognition of future tax benefits attributable to net operating loss carry-forwards ("NOLs") and to deductible temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is required if it is more likely than not that some or all of the deferred tax asset may not be realized.



     A $90 million tax benefit was recorded in income as a cumulative effect of adopting this new accounting standard. As a result of the enactment of the Omnibus Budget Reconciliation Act of 1993 which increased the corporate tax rate to 35 percent, an additional $3 million deferred tax benefit was recognized.



     At December 31, 1993, USF&G has recorded a $119 million net deferred tax asset, representing that in the opinion of management it is more likely than not that there will be sufficient future taxable income to result in the realization of this benefit. Total deferred tax assets attributable to deductible temporary differences and NOLs totaled $944 million and total deferred tax liabilities totaled $343 million. Significant temporary differences include deferred policy acquisition costs, loss reserve discounting, and unrealized gains and losses. USF&G recorded a valuation allowance of $482 million to offset the gross deferred tax assets.



     Management believes there will be sufficient taxable income to absorb all existing NOLs; but, in light of the guidance in the standard, believes it is appropriate to establish an allowance. USF&G will evaluate the realizability of the deferred tax asset periodically and assess the need for a change in the valuation allowance.


     A valuation allowance is established based on an evaluation of positive and negative evidence as to the likelihood of realizing some or all of the deferred tax asset. The primary negative evidence that existed was the cumulative losses resulting from 1991. The positive evidence included 1) the forecast of future taxable income sufficient to recover some tax benefit within three to five years; 2) a tax planning strategy identified to generate future income, if necessary; 3) the return to profitability in 1992 and 1993; 4) the sources of the losses in 1991, which are not likely to recur given the restructuring actions taken; and 5) a history of substantial NOLs in prior years being fully utilized.


     Management's determination that it is more likely than not that a $119 million deferred tax benefit will be realized is based on the identification of two primary sources of taxable income: 1) forecasted future taxable income generated and 2) a prudent and feasible tax strategy to generate taxable income to prevent NOLs from expiring, if necessary. Based on USF&G's history of prior earnings, particularly for the core insurance business, and its expectations in the future as a result of restructuring actions taken to reduce costs and achieve long-term profitability, management believes ordinary income of the Corporation will be sufficient to realize at least $103 million of tax benefit. Management has evaluated forecasted future income within three to five years and judgmentally discounted the later years due to the greater uncertainty of forecasting these later years. Management has identified a specific tax strategy that would result in the realization of $16 million of deferred tax assets. Realization of the deferred tax asset is dependent, in whole or in part, on USF&G's ability to generate future taxable income from ordinary and recurring operations. Based on USF&G's evaluation, approximately $340 million of future taxable income would need to be generated over the tax carry-forward period to realize the $119 million deferred tax asset.



     USF&G has NOLs of $634 million ($222 million tax-effected at a 35 percent corporate rate), which expire as follows: $38 million in 2001, $191 million in 2005, and $405 million in 2006. The NOLs available for future utilization were generated primarily by the noninsurance businesses of USF&G and nonrecurring charges related to the business restructuring program. A majority of these noninsurance businesses that caused a significant drain on prior earnings have been sold, divested, or liquidated by USF&G. Management believes the results of the restructuring actions, including the disposal of noninsurance businesses, will allow USF&G to resume its previous history of earnings.

     Future levels of net income and taxable income from the core insurance operations are dependent on several factors including general economic or specific insurance industry conditions and competitive pressures that may lead to unplanned premium declines or adversely impact voluntary and involuntary loss experience. Other factors that could impact future net income include catastrophe losses, a continued reduction in interest rates, or a further decline in the real estate market. Because of the risk factors indicated as well as other factors beyond the control of management, no assurance can be given that sufficient taxable income will be generated to utilize the NOLs or otherwise realize the deferred tax assets. However, management has considered these factors in reaching its conclusion that it is more likely than not that there will be sufficient future taxable income to result in the realization of the recorded $119 million deferred tax asset.

     USF&G's tax returns have not been reviewed by the Internal Revenue Service ("IRS") since 1989 and the availability of the NOLs could be challenged by the IRS upon review of returns through 1992. Management believes, however, that IRS challenges that would limit the recoverability of $119 million in tax benefits are unlikely, and adjustments to the tax liability, if any, for years through 1993 will not have a material adverse effect on USF&G's financial position.

10. GLOSSARY OF TERMS

     Account value: Deferred annuity cash value available to policyholders before the assessment of surrender charges.

     Catastrophe losses: Property/casualty insurance claim losses resulting from a sudden calamitous event, such as a severe storm, are categorized as "catastrophes" when they meet certain severity and other criteria determined by a national organization.


     EITF: Emerging Issues Task Force of the Financial Accounting Standards
Board.



     Expense ratio: The ratio of underwriting expenses to net premiums written, if determined in accordance with statutory accounting practices ("SAP"), or the ratio of underwriting expenses (adjusted by deferred policy acquisition costs) to earned premiums, if determined in accordance with GAAP.


     GAAP: Generally Accepted Accounting Principles.

     High-yield bonds: Fixed maturity investments with a credit rating below the equivalent of Standard & Poor's "BBB." In addition, nonrated fixed maturities that, in the judgment of USF&G, have credit characteristics similar to those of a fixed maturity rated below BBB are considered high-yield bonds.

     Involuntary business: Property/casualty insurance companies are required by state laws to participate in a number of assigned risk pools, automobile reinsurance facilities, and similar mandatory plans ("involuntary market plans"). These plans generally require coverage of less desirable risks, principally for workers compensation and automobile liability, that do not meet the companies' normal underwriting standards. As mandated by legislative authorities, insurers generally participate in such plans based upon their shares of the total writings of certain classes of insurance.

     Liquid assets to surrender value: Liquid assets (publicly traded bonds, stocks, cash, and short-term investments) divided by surrenderable policy liabilities, net of surrender charges. A measure of an insurance company's ability to meet liquidity needs in case of annuity surrenders.

     Loss ratio: The ratio of incurred losses and loss adjustment expenses to earned premiums, determined in accordance with SAP or GAAP, as applicable. The difference between SAP and GAAP relates to salvage recoverable accruals for GAAP purposes and deposit accounting for GAAP related to financial reinsurance.



     Nonperforming real estate: Mortgage loans and real estate investments that are not performing in accordance with their contractual terms or that are performing at an economic level significantly below expectations. Included in the table of nonperforming real estate are the following terms:


          Deed-in-lieu of foreclosure: Real estate to which title has been obtained in satisfaction of a mortgage loan receivable in order to prevent foreclosure proceedings.

          In-substance foreclosure: Collateral for a mortgage loan is in-substance foreclosed when the borrower has little or no equity in the collateral, does not have the ability to repay the loan, and has effectively abandoned control of the collateral to USF&G.

          Land investments: Land investments that are held for future development where, based on current market conditions, returns are projected to be significantly below original expectations.

          Loans not current as to interest and principal: Loans on which the borrower has failed to meet mortgage obligations.

          Nonperforming equity investments: Equity investments with cash and GAAP return on book value less than five percent, but excluding land investments.

          Restructured loans and investments: Loans and investments whose terms have been restructured as to interest rates, participation, and/or maturity date such that returns are projected to be significantly below original expectations.

     Policyholders' surplus: The net assets of an insurer as reported to regulatory agencies based on accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the state of domicile.

     Premiums earned: The portion of premiums written applicable to the expired period of policies, after the assumption and cession of reinsurance.

     Premiums written: Premiums retained by an insurer, after the assumption and cession of reinsurance.

     Underwriting results: Property/casualty pretax operating results excluding investment results, policyholders' dividends, and noninsurance activities; generally, premiums earned less losses and loss expenses incurred and "underwriting" expenses incurred.

IV.  SUPPLEMENTAL INSURANCE INFORMATION



                        PROPERTY/CASUALTY LOSS RESERVES

GENERAL

     The reserve liabilities for USF&G Company's property/casualty losses and loss adjustment expenses ("LAE") represent estimates of the ultimate net cost of all unpaid losses and loss adjustment expenses incurred through December 31 of each year. The reserves are determined using adjusters' individual case estimates and actuarially based statistical projections.

     USF&G Company's estimates of losses for reported claims are established judgmentally on an individual case basis. Such estimates are based on USF&G Company's particular expertise with the type of risk involved and its knowledge of circumstances surrounding the individual claims. These estimates are reviewed on a regular basis and updated as additional facts become known.

     The reserves derived from statistical projections are subject to the effects of trends in claim severity and frequency. Statistical projections are employed in three specific areas: (i) to calculate reserves for incurred but not reported ("IBNR") losses and provide for development of case basis loss reserves; (ii) to calculate allocated LAE reserves; and (iii) to calculate unallocated LAE reserves.

     IBNR AND CASE DEVELOPMENT RESERVES. USF&G Company's estimates of IBNR and case development reserves are derived from analyses of historical patterns of development of paid and reported losses by accident year for each line of business. The loss projection procedures used in this analysis contain explicit provisions for quantifying the effect of inflation on loss payments expected to be made in the future. This process relies on the basic assumption that past experience adjusted for the effect of current developments and likely trends is an appropriate basis for predicting future events.

     ALLOCATED LOSS ADJUSTMENT EXPENSES. USF&G Company's estimates of unpaid loss adjustment expenses are based on analyses of the long-term relationship of projected ultimate loss adjustment expenses to projected ultimate losses for each line of business. By using incurred losses as a base, inflation assumptions applicable to loss reserves apply equally to allocated expense reserves.

     UNALLOCATED LOSS ADJUSTMENT EXPENSES. Unallocated loss adjustment expense reserves are based on historical relationships of paid unallocated expenses to paid losses. As with allocated loss adjustment expenses, the inflation assumptions applicable to loss reserves are presumed to apply equally to unallocated expense reserves.

     The process of estimating the liability for unpaid losses and loss adjustment expenses is inherently judgmental. The process is influenced by factors which are subject to significant variation. Possible sources of variation include changing rates of inflation (particularly medical cost inflation) as well as changes in other economic conditions, the legal system and internal claims settlement practices, among other variables. In many cases significant periods of time may lapse between the occurrence of an insured event, the reporting of a claim to USF&G Company and USF&G Company's final settlement of the claim. More than 45% of USF&G Company's loss and loss adjustment expense reserves are provided for claims which have been incurred but not reported and for future development on reported claims. While USF&G Company reports a single amount as the estimate for unpaid losses and loss adjustment expenses as of each valuation date, the reported reserves should be considered the best estimate from a range of possible outcomes. It is unlikely that future losses and loss adjustment expenses will develop exactly as projected and may in fact vary significantly from projections. These estimates are continually reviewed and updated as experience develops and new information becomes known. Any resulting adjustments are reflected in current operating results.

ROLL-FORWARD OF LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The following table reconciles the changes in loss and loss adjustment expense reserves for the years presented.


                                                                                             Years Ended
                                                                                            December 31,
                                                                                   -------------------------------
                                                                                     1993       1992       1991
                                                                                   ---------  ---------  ---------
                                                                                            (In millions)
Reserve for losses and LAE at beginning of year, net.............................  $   5,540  $   5,704  $   5,631
Incurred losses and LAE for claims occurring during:
  Current year...................................................................      1,696      2,010      2,416
  Prior years....................................................................         62         78        129
                                                                                   ---------  ---------  ---------
       Total incurred............................................................      1,758      2,088      2,545
                                                                                   ---------  ---------  ---------
Losses and LAE payments for claims occurring during:
  Current year...................................................................        562        684        821
  Prior years....................................................................      1,460      1,568      1,651
                                                                                   ---------  ---------  ---------
       Total paid................................................................      2,022      2,252      2,472
                                                                                   ---------  ---------  ---------
Reserve for losses and LAE at end of year, net...................................  $   5,276  $   5,540  $   5,704
                                                                                   ---------  ---------  ---------
  Reinsurance receivable.........................................................      1,053
                                                                                   ---------
Reserve for losses and LAE, gross................................................  $   6,329
                                                                                   ---------

ANALYSIS OF LOSS AND LOSS ADJUSTMENT EXPENSE RESERVE DEVELOPMENT

     The following table shows property/casualty loss reserves as recorded in the indicated years and subsequent payments made with respect to such reserves and re-estimates of such reserves. The top line shows the estimated liability that was recorded at the end of each of the indicated years for all current and prior year unpaid losses and loss adjustment expenses. The upper portion of the table shows the cumulative amount subsequently paid in succeeding years. The lower portion of the table shows re-estimates of the original recorded reserve as of the end of each successive year. Such re-estimations result from development of additional facts and circumstances pertaining to unsettled claims. The bottom line shows the deficiency for each year and represents the dollar amount of the cumulative change through 1993 that is attributable to the original recorded reserve for each prior year. Such change has been reflected in income during subsequent years.


     The columns in the table below are cumulative. For example, the deficiency related to losses settled in 1993 but incurred in 1983 and prior years would be included in the cumulative deficiency amounts for 1983 through 1992, but the re-estimation of such losses would have affected income for 1993 only. Conditions and trends that have affected reserve development in the past may change and may not necessarily occur in the future. Therefore, care should be exercised in extrapolating future reserve redundancies or deficiencies from such development.

                                                                           AT DECEMBER 31
                                       --------------------------------------------------------------------------------------
                                         1983       1984       1985       1986       1987       1988       1989       1990
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN MILLIONS)
Liability for Unpaid Losses and
LAE..................................  $   2,352  $   2,817  $   3,510  $   4,089  $   4,741  $   5,204  $   5,461  $   5,630
- -----------------------------------------------------------------------------------------------------------------------------
Cumulative Paid as of:
  One year later.....................        845      1,027      1,251      1,347      1,373      1,537      1,719      1,650
  Two years later....................      1,354      1,659      2,040      2,163      2,256      2,611      2,789      2,740
  Three years later..................      1,737      2,131      2,557      2,777      3,030      3,347      3,587      3,411
  Four years later...................      2,040      2,451      2,971      3,313      3,548      3,935      4,049         --
  Five years later...................      2,246      2,708      3,362      3,639      3,990      4,261         --         --
  Six years later....................      2,415      2,947      3,595      3,863      4,237         --         --         --
  Seven years later..................      2,592      3,112      3,759      4,055         --         --         --         --
  Eight years later..................      2,691      3,243      3,918         --         --         --         --         --
  Nine years later...................      2,778      3,368         --         --         --         --         --         --
  Ten years later....................      2,874         --         --         --         --         --         --         --
Liability Reestimated:
  One year later.....................      2,479      3,131      3,696      4,208      4,881      5,233      5,673      5,759
  Two years later....................      2,655      3,249      3,914      4,443      4,941      5,481      5,794      5,899
  Three years later..................      2,719      3,384      4,168      4,585      5,107      5,562      5,954      6,143
  Four years later...................      2,818      3,563      4,341      4,721      5,285      5,757      6,239         --
  Five years later...................      2,944      3,696      4,457      4,916      5,440      6,025         --         --
  Six years later....................      3,049      3,778      4,631      5,048      5,698         --         --         --
  Seven years later..................      3,118      3,932      4,743      5,278         --         --         --         --
  Eight years later..................      3,243      4,039      4,954         --         --         --         --         --
  Nine years later...................      3,330      4,220         --         --         --         --         --         --
  Ten years later....................      3,475         --         --         --         --         --         --         --
Cumulative Deficiency................  $  (1,123) $  (1,403) $  (1,444) $  (1,189) $    (957) $    (821) $    (778) $    (513)

                                         1991       1992       1993
                                       ---------  ---------  ---------
Liability for Unpaid Losses and
LAE..................................  $   5,704  $   5,540  $   5,276
- -------------------------------------
Cumulative Paid as of:
  One year later.....................      1,568      1,460
  Two years later....................      2,524         --
  Three years later..................         --         --
  Four years later...................         --         --
  Five years later...................         --         --
  Six years later....................         --         --
  Seven years later..................         --         --
  Eight years later..................         --         --
  Nine years later...................         --         --
  Ten years later....................         --         --
Liability Reestimated:
  One year later.....................      5,782      5,602
  Two years later....................      5,911         --
  Three years later..................         --         --
  Four years later...................         --         --
  Five years later...................         --         --
  Six years later....................         --         --
  Seven years later..................         --         --
  Eight years later..................         --         --
  Nine years later...................         --         --
  Ten years later....................         --         --
Cumulative Deficiency................  $    (207) $     (62)

- ---------------

Certain reserves are recorded on a discounted basis to reflect the value of timing differences between the recording of reserves and subsequent payment. The amortization of that discount is included in the reserve deficiencies shown above.

     In the following table, each column total shows reserve re-estimates made in the indicated calendar year and details the accident year to which the re-estimates apply. Cumulative reserves have developed favorably for accident years from 1986 to 1992. Adverse development on accident years prior to 1986 results primarily from the continued re-evaluation of data in the general liability and workers compensation lines of business. Acquisition of additional data, more refined data segments and enhancements in reserve evaluation techniques have resulted in an increase in the provision for losses and loss adjustment expenses in those accident years.


          EFFECT OF RESERVE REESTIMATIONS ON CALENDAR YEAR OPERATIONS
                        (increase) decrease in reserves

                                                Calendar Year
                                                (in millions)
         Accident Years             1984       1985       1986       1987       1988       1989       1990       1991
- --------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  1983 & Prior..................  $    (127) $    (176) $     (64) $     (99) $    (126) $    (105) $     (69) $    (125)
  1984..........................         --       (138)       (54)       (36)       (53)       (28)       (13)       (29)
  1985..........................         --         --        (68)       (83)       (75)       (40)       (34)       (21)
  1986..........................         --         --         --         99         19         31        (20)       (20)
  1987..........................         --         --         --         --         95         82        (30)        17
  1988..........................         --         --         --         --         --         31        (82)        97
  1989..........................         --         --         --         --         --         --         36        (40)
  1990..........................         --         --         --         --         --         --         --         (7)
  1991..........................         --         --         --         --         --         --         --         --
  1992..........................         --         --         --         --         --         --         --         --
Total by calendar year..........  $    (127) $    (314) $    (186) $    (119) $    (140) $     (29) $    (212) $    (128)

                                                             Total by
         Accident Years              1992        1993      Accident Year
- --------------------------------  -----------  ---------  ---------------
  1983 & Prior..................   $     (87)  $    (145)    $  (1,123)
  1984..........................         (20)        (36)         (407)
  1985..........................          (5)        (30)         (356)
  1986..........................         (20)        (19)           70
  1987..........................         (23)        (28)          113
  1988..........................         (40)        (10)           (4)
  1989..........................          35         (17)           14
  1990..........................          21          41            55
  1991..........................          61         115           176
  1992..........................          --          67            67
Total by calendar year..........   $     (78)  $     (62)    $  (1,395)


V. INDEX TO EXHIBITS TO REGISTRATION STATEMENT

   EXHIBIT 23  CONSENT OF INDEPENDENT AUDITORS

EXHIBIT 23



We consent to the incorporation by reference into Registration Statements Number 33-20449, 33-9405, 33-21132, 33-50825 and
33-51859 on Form S-3, and Number 2-61626, 2-72026, 2-98232,
33-16111, 33-35095, 33-38113, 33-43132, 33-45664, 33-45665 and
33-61965 on Form S-8 of USF&G Corporation of our report dated February 11, 1994, with respect to the consolidated financial statements of USF&G Corporation for the year ended December 31, 1993, included in its Current Report (Form 8-K) dated February 14, 1994, filed with the Securities and Exchange Commission.

We also consent to the references to our firm under the captions "Experts", "Summary Consolidated Financial Information" and "Selected Consolidated Financial Information" in the Prospectus Supplement to the Registration Statement (Form S-3 No. 33-51859) dated February 14, 1994, of USF&G Corporation for the registration of $220,000,000 of its Zero Coupon Convertible Subordinated Notes.




ERNST & YOUNG

Baltimore, Maryland
February 14, 1994

Board of Directors
USF&G Corporation


We have audited the accompanying consolidated statement of financial position of USF&G Corporation as of December 31, 1993, 1992, and 1991, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USF&G Corporation at December 31, 1993, 1992, and 1991 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

In 1993, as a result of adopting new accounting standards and as discussed in Notes 1, 2, 8, and 9 to the consolidated financial statements, the Corporation changed its methods of accounting for certain investments in debt and equity securities, postretirement benefits other than pensions, and income taxes.



ERNST & YOUNG

Baltimore, Maryland
February 11, 1994